Exhibit 10.1

THE LOANS UNDER THIS AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  BEGINNING NO LATER THAN DECEMBER 1, 2009, A LENDER MAY, UPON REQUEST, OBTAIN FROM COMPANY THE LOAN’S ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING THE CHIEF FINANCIAL OFFICER OF COMPANY, 100 BAYVIEW CIRCLE, SUITE 400, NEWPORT BEACH, CA 92660

CREDIT AGREEMENT

dated as of December 1, 2009

among

ALLIANCE HEALTHCARE SERVICES, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

as Lenders,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

DEUTSCHE BANK SECURITIES INC,

BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Lead Arrangers

i

(continued)

(continued)

(continued)

EXHIBITS

I	—	FORM OF NOTICE OF BORROWING
II	—	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	—	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
IV	—	FORM OF TERM NOTE
V	—	FORM OF REVOLVING NOTE
VI	—	FORM OF SWING LINE NOTE
VII	—	FORM OF INCREMENTAL TERM NOTE
VIII	—	FORM OF COMPLIANCE CERTIFICATE
IX	—	FORM OF OPINIONS OF COUNSEL TO THE LOAN PARTIES
X	—	FORM OF ASSIGNMENT AGREEMENT
XI	—	FORM OF CERTIFICATE RE NON-BANK STATUS
XII	—	FORM OF FINANCIAL CONDITION CERTIFICATE
XIII	—	FORM OF PLEDGE AGREEMENT
XIV	—	FORM OF SUBSIDIARY GUARANTY
XV	—	FORM OF COLLATERAL ACCOUNT AGREEMENT
XVI	—	FORM OF SECURITY AGREEMENT
XVII	—	FORM OF INCREMENTAL TERM LOAN COMMITMENT AGREEMENT
XVIII	—	FORM OF INCREMENTAL RL COMMITMENT AGREEMENT

SCHEDULES

2.1	—	LENDERS’ COMMITMENTS, LENDING OFFICES AND PRO RATA SHARES
3.7	—	EXISTING LETTERS OF CREDIT
5.1	—	JURISDICTION OF ORGANIZATION, SUBSIDIARIES OF COMPANY
5.6	—	LITIGATION
5.10A	—	PLANS
5.15	—	INSURANCE
7.1	—	CERTAIN EXISTING INDEBTEDNESS
7.3	—	CERTAIN EXISTING INVESTMENTS
7.4	—	CERTAIN EXISTING GUARANTEE OBLIGATIONS
10.21		POST CLOSING ACTIONS

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of December 1, 2009 and entered into by and among ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (together with their permitted assignees, each individually referred to herein as a “Lender” and collectively as the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).  All capitalized terms used herein and defined in Section 1.1 are used herein as therein defined.

R E C I T A L S

WHEREAS, Company, as borrower, certain lenders party thereto and Administrative Agent are party to that certain Credit Agreement, dated as of November 2, 1999 (as the same has been amended, modified and/or supplemented to date, the “Existing Credit Agreement”);

WHEREAS, Company has issued $300,000,000 outstanding principal amount of Existing Senior Subordinated Notes;

WHEREAS, on the Closing Date and in connection with the proposed refinancing of Company’s indebtedness, Company intends to (i) refinance all of the outstanding indebtedness (and terminate all commitments) under the Existing Credit Agreement and (ii) repurchase all of its outstanding Existing Senior Subordinated Notes that on the Closing Date have been tendered pursuant to the Tender Offer (with any Existing Senior Subordinated Notes not repurchased on the Closing Date pursuant to the Tender Offer to be repurchased on the final closing of the Tender Offer or to be redeemed no later than February 24, 2010 pursuant to the terms of the Existing Senior Subordinated Note Indentures) (the “Closing Date Refinancing”);

WHEREAS, on the Closing Date and in connection with the Closing Date Refinancing, Company will issue and sell the New Senior Notes in an aggregate principal amount equal to $190,000,000;

WHEREAS, the Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used, (i) together with the proceeds of the issuance and sale of the New Senior Notes and cash on hand of Company, to fund the Closing Date Refinancing Requirements, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority security interest in (i) 100% of the capital stock of each of its direct Pledged Subsidiaries, (ii) 65% of the Voting Stock and 100% of the non-voting stock of each of its direct Material Foreign Subsidiaries and (iii) certain other assets, in each case pursuant to and in accordance with the terms of the Collateral Documents; and

WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations of the Loan Parties hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority security interest in (i) 100% of the capital stock of each of their respective direct Pledged Subsidiaries, (ii) 65% of the Voting Stock and 100% of the non-voting stock of each of their respective direct Material Foreign Subsidiaries and (iii) certain other assets, in each case pursuant to and in accordance with the terms of the Collateral Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the acquisition by Company or any of its Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

“Additional Collateral Documents” has the meaning assigned to that term in Section 6.7B.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.9.  In addition, for purposes of Sections 9, 10.2, 10.6, 10.7, 10.9 and 10.10, the reference to “Administrative Agent” shall also be deemed to be a reference to “Collateral Agent,” and for purposes of other provisions of this Agreement relating to Collateral Documents (other than the Collateral Account Agreement), the Collateral covered thereby and the Liens granted thereon, the reference to “Administrative Agent” shall be deemed to be a reference to “Collateral Agent,” in each case as the context may appear.

“Affected Lender” has the meaning assigned to that term in Section 2.6B.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means, collectively, Administrative Agent and Collateral Agent.

“Agreement” means this Credit Agreement dated as of December 1, 2009, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Commitment Fee Percentage” means, as at any date of determination, a rate per annum equal to 0.50%.

“Applicable Increased Revolving Loan Spread” means, at any time, with respect to all Revolving Loans following the date of the addition of any Incremental RL Commitments pursuant to Section 2.12 which are subject to Applicable Margins that are greater than the Applicable Margins applicable to the Revolving Loans prior to such Incremental RL Commitments, the Applicable Margins applicable to all Revolving Loans shall be increased to such greater Applicable Margins.

“Applicable Increased Term Loan Spread” means, at any time, with respect to any then existing Tranche of Term Loans at the time of the provision of any new Tranche of Incremental Term Loans pursuant to Section 2.11 which is subject to an “effective interest rate margin” that is less than the “effective interest rate margin” applicable to such new Tranche of Incremental Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) determined by Administrative Agent (and notified to the Lenders) as the margin per annum required to cause the “effective interest rate margin” applicable to such then existing Tranche of Term Loans to equal (i) the “effective interest rate margin” applicable to such newly created Tranche of Incremental Term Loans minus (ii) 0.50%.  Each determination of the “Applicable Increased Term Loan Spread” shall be made by Administrative Agent taking into account the relevant factors outlined in the proviso to subclause (III) of clause (vii) of Section 2.11A and shall be conclusive and binding on all Lenders absent manifest error.

“Applicable Leverage Ratio” means, with respect to any date of determination, the Consolidated Leverage Ratio set forth in the Pricing Certificate (as defined below) in effect for the Pricing Period (as defined below) in which such date of determination occurs.  For purposes of this definition, (i) “Pricing Certificate” means an Officer’s Certificate of Company certifying as to the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officer’s Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Company of the Compliance Certificate (the “Related Compliance Certificate”) with respect to the period ending on the last day of such Fiscal Quarter pursuant to Section 6.1(iii), and (ii) “Pricing Period” means each period commencing on the first Business Day after the delivery to Administrative Agent of a Pricing Certificate and ending on the day immediately preceding the day on which the next succeeding Pricing Period commences; provided that anything contained in this definition to the contrary notwithstanding, (a) the first Pricing Period shall commence no earlier than the date on which Company delivers a Compliance Certificate in respect of the Fiscal Quarter ending June 30, 2010, and the Pricing Certificate in respect of the first Pricing Period may be delivered at any time on or after such date and shall relate to the most recent financial statements delivered by Company to Administrative Agent pursuant to Section 6.1(i), (b) the Applicable Leverage Ratio for the period from the Closing Date to but excluding the date of commencement of the first Pricing Period shall be deemed to be greater than or equal to 2.75:1.00 and less than or equal to 4.25:1.00, and (c) in the event that, after the commencement of the first Pricing Period, (X) Company fails to deliver a Pricing Certificate to Administrative Agent setting forth the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter on or before the last day (the “Cutoff Date”) on which Company is required to deliver the Related Compliance Certificate and (Y) Administrative Agent determines (each such determination being an “Agent Determination”) on or after the Cutoff Date (on the basis of the Related Compliance Certificate or a Pricing Certificate delivered after the Cutoff Date) that the Applicable Leverage Ratio that would have been in effect if Company had delivered a Pricing Certificate on the Cutoff Date is greater than the Consolidated Leverage Ratio set forth in the most recent Pricing Certificate actually delivered by Company, then (1) the Applicable Leverage Ratio in effect for the period from the Cutoff Date to the date of delivery by Company of the next Pricing Certificate (or, if earlier, the next date on which an Agent Determination is made) shall be the Consolidated Leverage Ratio determined pursuant to the Agent Determination and (2) on the first Business Day after Administrative Agent delivers written notice to Company of any Agent Determination, Company shall pay to Administrative Agent, for distribution (as appropriate) to Lenders, an aggregate amount equal to the additional interest and letter of credit fees Company would have been required to pay in respect of all Loans or Letters of Credit in respect of which any interest or Fees have been paid by Company during the period from the Cutoff Date to the date such notice is given by Administrative Agent to Company if the amount of such interest and fees had been calculated using the Applicable Leverage Ratio based on such Agent Determination.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Leverage Ratio set forth in any Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Revolving LIBOR Margin or an Applicable Revolving Base Rate Margin that is less than that which would have been applicable had the Consolidated Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Revolving LIBOR Margin” and the “Applicable Revolving Base Rate Margin” for any day occurring within the period covered by such Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Leverage Ratio for such period, and any shortfall in the interest theretofore paid by Company for the relevant period pursuant to Sections 2.2A(ii)(a) and 2.2A(ii)(b) as a result of the miscalculation of the Consolidated Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.2A(ii)(a) or 2.2A(ii)(b), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section on the same basis as if the Consolidated Leverage Ratio had been accurately set forth in such Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.2E, in accordance with the terms of this Agreement).

“Applicable Margins” means the Applicable Revolving Base Rate Margin, the Applicable Revolving LIBOR Margin, the Applicable Term Loan Base Rate Margin and the Applicable Term Loan LIBOR Margin.

“Applicable Revolving Base Rate Margin” means, with respect to any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in any such Applicable Revolving Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Revolving Base Rate Margin

greater than 4.25:1.00	2.75%

greater than or equal to 2.75:1.00, but equal to or less than 4.25:1.00	2.50%

less than 2.75:1.00	2.25%

Notwithstanding the foregoing, on and after the date of the most recent creation of Incremental RL Commitments which gives rise to a determination of a new Applicable Increased Revolving Loan Spread, the Applicable Revolving Base Rate Margin shall be the higher of (I) the Applicable Increased Revolving Loan Spread and (II) the Applicable Revolving Base Rate Margin as otherwise determined above in the absence of this sentence.

“Applicable Revolving LIBOR Margin” means, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in any such Applicable Revolving LIBOR Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Revolving LIBOR Margin

greater than 4.25:1.00	3.75%

greater than or equal to 2.75:1.00, but equal to or less than 4.25:1.00	3.50%

less than 2.75:1.00	3.25%

Notwithstanding the foregoing, on and after the date of the most recent creation of Incremental RL Commitments which gives rise to a determination of a new Applicable Increased Revolving Loan Spread, the Applicable Revolving LIBOR Margin shall be the higher of (I) the Applicable Increased Revolving Loan Spread and (II) the Applicable Revolving LIBOR Margin as otherwise determined above in the absence of this sentence.

“Applicable Term Loan Base Rate Margin” means a rate per annum equal to 2.50%.

Notwithstanding the foregoing, (a) in the case of any Incremental Term Loan maintained as a Base Rate Loan of a given Tranche, the Applicable Term Loan Base Rate Margin shall be that percentage per annum set forth in, or calculated in accordance with, Section 2.11 and the relevant Incremental Term Loan Commitment Agreement; and (b) on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Term Loan Base Rate Margins for any Tranche of Term Loans (other than such new Tranche of Incremental Term Loans) shall be the higher of (I) the Applicable Increased Term Loan Spread for such Tranche of Term Loans and (II) the Applicable Term Loan Base Rate Margin for such Tranche of Term Loans as otherwise determined above in the absence of this clause (b).

“Applicable Term Loan LIBOR Margin” means a rate per annum equal to 3.50%.

Notwithstanding the foregoing, (a) in the case of any Incremental Term Loan maintained as a LIBOR Loan of a given Tranche, the Applicable Term Loan LIBOR Margin shall be that percentage per annum set forth in, or calculated in accordance with, Section 2.11 and the relevant Incremental Term Loan Commitment Agreement; and (b) on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Term Loan LIBOR Margin for any Tranche of Term Loans (other than such new Tranche of Incremental Term Loans) shall be the higher of (I) the Applicable Increased Term Loan Spread for such Tranche of Term Loans and (II) the Applicable Term Loan LIBOR Margin for such Tranche of Term Loans as otherwise determined above in the absence of this clause (b).

“Asset Sale” means the sale by Company or any of its Subsidiaries (other than any Designated Non-Wholly Owned Subsidiary) to any Third Party of (i) any of the stock or other ownership interests of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business (other than any other such assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $2,500,000 or less).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit X annexed hereto.

“Available Amount” means, as of any date of determination, an amount equal to (i) the aggregate amount of net cash proceeds received by Company after the Closing Date in respect of any equity contributions made to Company by, or any issuances of equity Securities by Company to, any Third Party other than an Unrestricted Subsidiary (other than (x) proceeds from purchases of capital stock of Company to the extent such purchases are financed with the proceeds of Investments permitted under Section 7.3(ii) and (y) proceeds from Cure Amounts) plus (ii) the aggregate amount of Retained Excess Cash Flow (as defined in Section 2.4B(iii)(c)) as of such date plus (iii) the aggregate amount of Retained Prepayments (as defined in Section 2.4B(iv)(c)) as of such date plus (iv) $25,000,000 minus (v) any proceeds received by Company from the issuance of new shares of its common stock to the extent such proceeds are used as provided in Section 7.5(c).  For purposes of clause (i) of the definition of Available Amount Usage only, Available Amount shall also include the attributable amount of any issuances of equity Securities by Company to any Third Party other than an Unrestricted Subsidiary in respect of an Unrestricted Investment acquired pursuant to Section 7.3(vi)(b).

“Available Amount Usage” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of Investments made pursuant to Section 7.3(vi)(b) as of such date plus (ii) the aggregate amount of Restricted Junior Payments made pursuant to Section 7.5(ii)(e) on or prior to such date plus (iii) the aggregate amount of any Refinancing Premiums paid by Company on or prior to such date plus (iv) the aggregate amount of Consolidated Capital Expenditures incurred by Company and its Subsidiaries pursuant to Section 7.8B.  If (x) any Unrestricted Subsidiary becomes a Subsidiary in accordance with the definition of “Subsidiary” or (y) any Designated Non-Wholly-Owned Subsidiary ceases to be a Designated Non-Wholly-Owned Subsidiary pursuant to the definition thereof, the original Investment (if any) in such Unrestricted Subsidiary or such Designated Non-Wholly-Owned Subsidiary made pursuant to Section 7.3(vi)(b) shall cease to be considered Available Amount Usage.

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swing Line Back-Stop Arrangements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the highest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate or (iii) LIBOR for a LIBOR Loan with a one-month interest period commencing on such day plus 1.00%.  For purposes of this definition, LIBOR shall be determined using LIBOR as otherwise determined by Administrative Agent in accordance with the definition of LIBOR, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, LIBOR for such day shall be the rate determined by Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.

“Business Day” means, for all purposes other than as covered by clause (ii) below, (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or California or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close and, (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 24 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing within 24 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $250,000,000; (v) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iv) above entered into with any commercial bank meeting the requirements specified in clause (iv) above or with any securities dealer of recognized national standing; (vi) shares of investment companies registered under the Investment Company Act of 1940, as amended, or money market funds that invest solely in one or more of the types of investments referred to in clauses (i) through (v) above; and (vii) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit XI annexed hereto delivered by a Lender to Administrative Agent pursuant to Section 2.7B(iii).

“Change of Control” means, and shall be deemed to have occurred, if: (i) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Investors, their Affiliates and Management Investors) shall at any time have acquired direct or indirect beneficial ownership of 35% or more of the outstanding Voting Stock of Company, unless the Investors, their Affiliates and the Management Investors shall, at the relevant time, have the collective right or ability, either by contract or pursuant to a written proxy or other written evidence of voting power, to elect or designate for election a majority of the Board of Directors of Company; and/or (ii) a “change of control” or similar event shall occur as provided in any New Senior Notes Documents or the documents governing any Refinancing Debt.

“Class” means, as applied to Lenders, each of the following two classes of Lenders:  (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

“Closing Date” means the date on or before December 1, 2009, on which the initial Loans are made.

“Closing Date Refinancing” has the meaning assigned to that term in the recitals to this Agreement.

“Closing Date Refinancing Requirements” means the aggregate of all amounts necessary (i) to repurchase or redeem all Existing Senior Subordinated Notes and to pay tender premiums in connection therewith, plus any accrued and unpaid interest thereon (but excluding any Existing Senior Subordinated Notes not tendered pursuant to the Tender Offer as of the Closing Date), (ii) to repay all Indebtedness outstanding under the Existing Credit Agreement and (iii) to pay Transaction Costs.

“Collateral” means all of the property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the obligations.

“Collateral Account” has the meaning assigned to that term in the Collateral Account Agreement.

“Collateral Account Agreement” means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as Collateral Agent for the benefit of the Secured Parties under the Collateral Documents (other than the Collateral Account Agreement) and shall include any successor Collateral Agent.

“Collateral Documents” means, and includes each of, the Pledge Agreement, the Collateral Account Agreement, the Security Agreement and any Additional Collateral Document that may be entered into from time to time after the Closing Date by Company or any Subsidiary of Company pursuant to Section 6.7B; provided that any cash collateral or other agreements entered into pursuant to the Back-Stop Arrangements shall constitute “Collateral Documents” solely for purposes of (x) Sections 5.2B and 7.2(iii) and (y) the term “Loan Documents” as used in Sections 7.1(i), 7.2C and 10.2.

“Commitment Fee” has the meaning assigned to that term in Section 2.3A.

“Commitments” means the commitments of Lenders to make Loans as set forth in Section 2.1A, i.e., whether an Initial Term Loan Commitment, a Revolving Loan Commitment or an Incremental Loan Commitment.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to Section 6.1(iii).

“Confidential Information Memorandum” means that certain Confidential Information Memorandum relating to Company dated November 2009.

“Consent Solicitation” means the solicitation by Company from the holders of outstanding Existing Senior Subordinated Notes of consents to certain amendments to the Existing Senior Subordinated Note Indentures in accordance with the terms of the Tender Offer Materials.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, an amount equal to (i) Consolidated Net Income plus (ii) to the extent the following items are deducted in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, (b) taxes computed on the basis of income, (c) total depreciation expense, (d) total amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of such Person determined on a consolidated basis for such period), (e) any expenses or charges incurred in connection with any issuance of debt or equity Securities (including upfront fees payable in respect of bank facilities), (f) any restructuring charges or reserves, (g) any fees and expenses related to Acquisitions and Investments permitted hereunder or acquisitions consummated prior to the date hereof, (h) any other non-cash charges, (i) any deduction for minority interest expense, (j) severance charges for such period, not to exceed $1,500,000 for any one Fiscal Year and (k) any other non-recurring charges minus (iii) to the extent the following items are added in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) any non-recurring gains, (b) any non-cash gains and (c) any gains arising as a result of the repurchase or assignment of Term Loans at a discount pursuant to Section 2.13, all of the foregoing as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that, for purposes of Sections 2.11, 2.12, 7.6 and 7.7(ii) only, (X) Consolidated Adjusted EBITDA of any Included Pro Forma Entity (other than any Unrestricted Subsidiary redesignated as a Subsidiary of Company) shall be increased (if positive) or decreased (if negative) by any Pro Forma Adjustment applicable thereto and (Y) Consolidated Adjusted EBITDA of Company and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net EBITDA Adjustment.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized as principal on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any such expenditures constituting all or a portion of the purchase price in connection with any Acquisition, (ii) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (a) with insurance proceeds received by Company or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (b) with the proceeds of any compensation awarded to Company or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by Company or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in, or (iv) the purchase price of any property, plant or equipment purchased within one year of the consummation of any Asset Sale or any other sale by Company or any of its Subsidiaries of any other property, plant or equipment to the extent purchased with the Net Asset Sale Proceeds of such Asset Sale or the proceeds of such other sale.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such Fiscal Year of (a) Consolidated Net Income, (b) the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (c) any net decrease in Consolidated Working Capital since the end of the preceding Fiscal Year, and (d) the aggregate net non-cash loss realized by Company and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Company and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (ii) the sum, without duplication, of the amounts for such Fiscal Year of (a) the amount of all non-cash credits to the extent added in arriving at such Consolidated Net Income, (b) Consolidated Capital Expenditures actually paid in Cash during such Fiscal Year (net of the principal amount of any Indebtedness (other than the Revolving Loans) incurred to finance such Consolidated Capital Expenditures, whether incurred in such Fiscal Year or in the immediately succeeding Fiscal Year), provided that the amount deducted pursuant to this clause (b) in respect of any Fiscal Year shall not exceed the amount permitted to be spent under Section 7.8A during such Fiscal Year, (c) the aggregate amount of all prepayments of Revolving Loans and Swing Line Loans to the extent accompanied by permanent reductions in the Revolving Loan Commitments, (d) the aggregate amount of all principal payments in respect of any Indebtedness of Company or any of its Subsidiaries (including the Term Loans, the principal component of any payments in respect of Capital Leases and principal payments on Equipment Notes), other than (1) any mandatory prepayments of the Term Loans pursuant to Section 2.4B(iii), (2) any repurchases of Term Loans pursuant to Section 2.13A, (3) any voluntary prepayments of Term Loans deducted pursuant to Section 2.4B(iii)(c)(II), (4) any prepayments of Indebtedness with the proceeds of other Indebtedness, or (5) repayments in respect of any revolving credit facility except to the extent there is a permanent reduction in commitments thereunder in connection with such repayments, (e) any net increase in Consolidated Working Capital since the end of the preceding Fiscal Year, (f) the aggregate net non-cash gain realized by Company and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Company and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), (g) the aggregate amount of all Cash payments made by Company and its Subsidiaries in respect of long-term liabilities of Company or any of its Subsidiaries other than Indebtedness, (h) the aggregate amount of new Investments made in Cash in accordance with Section 7.3(vi), (i) the aggregate amount of Cash consideration paid in connection with any Acquisitions (net of any such consideration paid out of any Net Asset Sale Proceeds), (j) the aggregate amount of Restricted Junior Payments made in accordance with Section 7.5(a) (to the extent such Restricted Junior Payments are required by the terms of the applicable management and/or employee stock plan, stock subscription agreement or shareholder agreement), (k) the aggregate amount of any expenditures actually made in Cash by Company and its Subsidiaries during such Fiscal Year (including expenditures for the payment of financing fees) to the extent such expenditures are not expensed during such Fiscal Year, (l) the aggregate amount of any net currency gains realized by Company and its Subsidiaries during such Fiscal Year that are prohibited from being repatriated to the United States, and (m) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such Fiscal Year that are required in connection with any prepayment of Indebtedness and that are accounted for by Company as extraordinary items, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, an amount equal to, without duplication, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest and any administrative agency or commitment or other similar fees payable in respect of bank facilities) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.3 payable to Administrative Agent, Syndication Agents and Lenders on or before the Closing Date minus (ii) total interest income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding, however, any interest income not received in Cash during such period; provided, that, for purposes of Sections 7.6 and 7.7(ii) only, Consolidated Interest Expense of Company and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net Interest Adjustment.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA of Company and its Subsidiaries for the four Fiscal Quarter period ending on such date; provided that for purposes of any calculation of the Consolidated Leverage Ratio for purposes of Sections 2.11, 2.12, 7.6 and 7.7(ii) only, Consolidated Total Debt shall be determined in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Subject Person or any of its wholly-owned Subsidiaries) has a joint interest to the extent of such interest held by Persons other than the Subject Person or any of its wholly-owned Subsidiaries and to the extent that the payment of dividends or other similar distributions by such Person is prohibited or restricted directly or indirectly by the terms of its organizational documents or any agreement, governmental order or regulation, contract or otherwise, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Subject Person or is merged into or consolidated with the Subject Person or any of its Subsidiaries or that Person’s assets are acquired by the Subject Person or any of its Subsidiaries, (iii) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to Asset Sales or returned surplus assets of any Pension Plan, (iv) any translation currency gains and losses, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Secured Debt” means Consolidated Total Debt minus (i) the aggregate principal amount of Subordinated Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) any other Indebtedness of Company and its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations and (iii) any Indebtedness of Company and its Subsidiaries which is not secured by a Lien on assets of Company or its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Secured Debt as of such date to (ii) Consolidated Adjusted EBITDA of Company and its Subsidiaries for the four Fiscal Quarter period ending on such date; provided that for purposes of Sections 2.11 and 2.12 only, Consolidated Senior Secured Debt shall be determined in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries under clauses (i), (ii) and (iii) of the definition of “Indebtedness” (but only to the extent, in the case of said clause (iii), of any drawings honored under letters of credit and not yet reimbursed by Company or any of its Subsidiaries), as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, loan agreement or any other material contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Cure Amount” has the meaning assigned to that term in the last paragraph of Section 8.

“Cure Right” has the meaning assigned to that term in the last paragraph of Section 8.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic currency exchange rate cap, commodity agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“DB” means Deutsche Bank Trust Company Americas.

“Default Period” has the meaning assigned to that term in Section 2.9.

“Defaulting Lender” has the meaning assigned to that term in Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Wholly-Owned Subsidiaries” means Subsidiaries of Company which are (a) not wholly-owned by Company or another wholly-owned Subsidiary of Company and (b) either (i) listed on Schedule 5.1 annexed hereto or (ii) formed or acquired after the Closing Date and designated by Company as a “Designated Non-Wholly-Owned Subsidiary” in a written notice to Administrative Agent, with Investments in Designated Non-Wholly-Owned Subsidiaries being subject to the limitations of Section 7.3(vi).  A Subsidiary of Company may cease to be a Designated Non-Wholly-Owned Subsidiary if (i) Company shall have notified Administrative Agent in writing that such Subsidiary shall no longer constitute a Designated Non-Wholly-Owned Subsidiary and (ii) the provisions of Section 6.7 shall have been complied with in respect of such Subsidiary.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Company organized under the laws of the United States or any state thereof.

“Drawing” has the meaning assigned to that term in Section 3.5B.

“Eligible Assignee” means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee, in each case except to the extent permitted by Section 2.13.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Company or any of its Subsidiaries (i) in the ordinary course of such Person’s business or (ii) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, and that pertain to pollution (including hazardous, toxic or dangerous substances), natural resources or the environment, whether federal, state, or local, domestic or foreign including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (hereinafter collectively called “CERCLA”).

“Equipment Notes” means one or more promissory notes evidencing Indebtedness incurred by Company or any of its Subsidiaries in connection with the purchase of equipment, which Indebtedness is secured solely by such equipment and the proceeds thereof and which Indebtedness and Liens are permitted under Sections 7.1 and 7.2, respectively.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Company or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Internal Revenue Code, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events or occurrences:

(i)                                     any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event;

(ii)                                  the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA;

(iii)                               the filing of a notice under Section 4041(b) of ERISA of intent to terminate any Pension Plan if such termination would require additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; provided, however, solely for purposes of Section 6.1(viii), the filing of a notice of intent to terminate any Pension Plan pursuant to this clause (iii) shall constitute an ERISA Event only if the additional contributions are in excess of $20,000,000;

(iv)                              the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings, in either case, by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(v)                                 the failure by Company, any of its Subsidiaries or any ERISA Affiliate to make a required contribution to any Pension Plan or Multiemployer Plan that would reasonably be expected to result in the imposition of a Lien under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA, in any case, on any assets of Company or its Subsidiaries, or the arising of such a Lien; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Internal Revenue Code or Part 3 of Subtitle B of Title I of ERISA) with respect to any Pension Plan or Multiemployer Plan; or the filing or any request for or receipt of a minimum funding waiver under Section 412 of the Internal Revenue Code with respect to any Pension Plan or Multiemployer Plan; or a determination that any Pension Plan is in at-risk status under Section 303(i) of ERISA;

(vi)                              Company or any Subsidiary has engaged or is engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(vii)                           the complete or partial withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by Company, any of its Subsidiaries or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA;

(viii)                        a withdrawal by Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation by Company, any of its Subsidiaries or any ERISA Affiliate which is treated as such a withdrawal under Section 4062(e) of ERISA;

(ix)                                Company, any of its Subsidiaries or any ERISA Affiliate incurring any liability to the PBGC under Title IV of ERISA with respect to any Pension Plan (other than premiums under Section 4007 of ERISA); or

(x)                                   receipt by Company, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to qualify under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the spot rate of exchange quoted by Administrative Agent in the New York foreign exchange market for the sale of such currency on such date.

“Excluded Pro Forma Entity” means, for any period, (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) that is sold, transferred or otherwise disposed of by Company or any of its Subsidiaries to a Third Party during such period; provided that for purposes of calculating any consolidated financial information for any Excluded Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Excluded Pro Forma Entity but that was not disposed of by Company or such Subsidiary shall not be consolidated with the relevant financial information of the Excluded Pro Forma Entity and (ii) any Subsidiary of Company that is redesignated as an Unrestricted Subsidiary during such period.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 2, 1999 among Company, the lenders parties thereto and Deutsche Bank Trust Company Americas, as agent (as the same has been amended, modified and/or supplemented to but excluding the Closing Date).

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 3.7 annexed hereto.

“Existing Senior Subordinated Note Indentures” means (a) the Indenture, dated December 29, 2004, between Company and the Existing Senior Subordinated Note Trustee and (b) the Indenture, dated December 4, 2007, between Company and the Existing Senior Subordinated Note Trustee.

“Existing Senior Subordinated Note Trustee” means The Bank of New York Mellon Trust Company (f/k/a The Bank of New York Trust Company).

“Existing Senior Subordinated Notes” means Company’s $300,000,000 aggregate principal amount of 7-¼% Senior Subordinated Notes due 2012, issued pursuant to the Existing Senior Subordinated Note Indentures.

“Facing Fee” has the meaning assigned to that term in Section 2.3C.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fees” means, collectively, the Commitment Fee, the Letter of Credit Fee, the Facing Fee and such other fees from time to time payable under or in connection with this Agreement and the other Loan Documents.

“Financial Plan” has the meaning assigned to that term in Section 6.1(ix).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to Section 7.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year (or any other date to which such Fiscal Year-end is changed pursuant to Section 6.10).

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Funded Debt”, as applied to any Person, means all Indebtedness for borrowed money of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 60 Wall Street, New York, New York 10005, or (ii) such other office of Administrative Agent and/or Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and/or Swing Line Lender to Company and each Lender.

“Funding Date” means the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Funding Default” shall have the meaning provided in Section 2.9.

“GAAP” means generally accepted accounting principles, subject to the limitations on the application thereof set forth in Section 1.2 with respect to determinations in accordance with GAAP for purposes of the Applicable Margins, Consolidated Excess Cash Flow and Section 7, including defined terms as used therein, and for purposes of determining the Applicable Leverage Ratio.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranties” means the Subsidiary Guaranty and any guaranty entered into by any Subsidiary of Company pursuant to Section 6.7B.

“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous, toxic, or dangerous properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Hedge Agreement” means any (i) Interest Rate Agreement designed to hedge against fluctuations in interest rates, (ii) Currency Agreement designed to hedge against fluctuations in currency values and (iii) commodity swap, commodity hedging agreement or similar agreement designed to hedge against fluctuations in commodity prices.

“Included Pro Forma Entity” means, for any period, (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) that is acquired by Company or any of its Subsidiaries from a Third Party during such period and not subsequently sold, transferred or otherwise disposed of by Company or such Subsidiary to a Third Party during such period; provided that for purposes of calculating any consolidated financial information for any Included Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Included Pro Forma Entity but that was not acquired by Company or such Subsidiary shall not be consolidated with the relevant financial information of the Included Pro Forma Entity and (ii) any Unrestricted Subsidiary that is redesignated as a Subsidiary of Company during such period.

“Increased-Cost Lender” has the meaning assigned to that term in Section 2.10A(i).

“Incremental Loan Commitment” means any Incremental Term Loan Commitment and/or any Incremental RL Commitment, as the context may require.

“Incremental Loan Commitment Agreement” means any Incremental Term Loan Commitment Agreement and/or any Incremental RL Commitment Agreement, as the context may require.

“Incremental Loan Commitment Date” means any Incremental Term Loan Funding Date or any Incremental RL Commitment Date, as the context may require.

“Incremental Loan Commitment Request Requirements” means, with respect to any request for an Incremental Loan Commitment made pursuant to Section 2.11 or 2.12, the satisfaction of each of the following conditions on the date of such request: (i) no Potential Event of Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Loan Commitments then requested had been incurred on such date of request) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) Company shall be in compliance with the covenants contained in Section 7.6  for the four-Fiscal Quarter period most recently ended prior to the date of the request for Incremental Loan Commitments, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period; (iii) the Consolidated Senior Secured Leverage Ratio as of the last day of the four-Fiscal Quarter period most recently ended prior to the date of the request for Incremental Loan Commitments, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period, is less than or equal to 3.00:1.00; and (iv) no unfunded Incremental Term Loan Commitments are then outstanding, unless the full amount of such Incremental Term Loan Commitments will be utilized on the date of the effectiveness of the Incremental Term Loan Commitment Agreement to be entered into in connection with the Incremental Term Loan Commitments of the new Tranche then being requested.

“Incremental Loan Commitment Requirements” means, with respect to any provision of an Incremental Loan Commitment on a given Incremental Loan Commitment Date, the satisfaction of each of the following conditions on the effective date of the respective Incremental Loan Commitment Agreement:  (i) no Potential Event of Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Loan Commitments then provided had been incurred on such date of effectiveness) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) calculations are made by Company demonstrating compliance with the covenants contained in Section 7.6 for the for the four-Fiscal Quarter period most recently ended prior to such date of effectiveness, on a Pro Forma Basis, as if the relevant Incremental Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period; (iii) the Consolidated Senior Secured Leverage Ratio as of the last day of the four-Fiscal Quarter period most recently ended prior to the date of the request for Incremental Term Loan Commitments, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Term Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period, is less than or equal to 3.00:1.00; (iv) the delivery by Company to

Administrative Agent of an officer’s certificate executed by a Responsible Officer of Company and certifying as to compliance with preceding clauses (i), (ii) and (iii) and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii); (v) the delivery by Company to Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to Administrative Agent and executed by each Subsidiary Guarantor, acknowledging that such Incremental Loan Commitment and all Incremental Loans and other Obligations subsequently incurred pursuant to such Incremental Loan Commitment shall constitute (and be included in the definition of) “Guarantee Obligations” under the Subsidiary Guaranty; (vi) the delivery by Company and its Subsidiaries of such technical amendments, modifications and/or supplements to the respective Collateral Documents as are reasonably requested by Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Loan Commitments are secured by, and entitled to the benefits of, the relevant Collateral Documents, and each of the Lenders hereby agrees to, and authorizes Collateral Agent to enter into, any such technical amendments, modifications and/or supplements; (vii) the delivery by Company to Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to Administrative Agent, from counsel to the Loan Parties dated such date, covering such of the matters set forth in the opinions of counsel delivered to Administrative Agent on the Closing Date pursuant to Section 4.1L as may be reasonably requested by Administrative Agent; (viii) the delivery by Company and the other Loan Parties to Administrative Agent of such other officers’ certificates, board of director resolutions and evidence of good standing as Administrative Agent shall reasonably request; and (ix) Company shall have demonstrated to Administrative Agent’s reasonable satisfaction that the full amount of the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the New Senior Notes).

“Incremental RL Commitment” means, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.1A(ii) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.12; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.12.

“Incremental RL Commitment Agreement” means each Incremental RL Commitment Agreement in the form of Exhibit XVIII (appropriately completed) executed in accordance with Section 2.12.

“Incremental RL Commitment Date” means each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.12B.

“Incremental RL Lender” has the meaning assigned to that term in Section 2.12B.

“Incremental Term Loan” has the meaning assigned to that term in Section 2.1A(iv).

“Incremental Term Loan Commitment” means, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.11, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule 2.1 (as modified in accordance with Section 2.11) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 2.4B or Section 8.

“Incremental Term Loan Commitment Agreement” means each Incremental Term Loan Commitment Agreement in the form of Exhibit XVII (appropriately completed) executed in accordance with Section 2.11.

“Incremental Term Loan Funding Date” means, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.1A(iv) and as otherwise permitted by Section 2.11.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.11B.

“Incremental Term Loan Maturity Date” means, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Notes” means any promissory notes of Company issued pursuant to Section 2.1E to evidence the Incremental Term Loans of any Lenders, substantially in the form of Exhibit VII annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Indebtedness”, as applied to any Person, means (i) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) any obligation incurred by such Person in connection with banker’s acceptances and the maximum aggregate amount from time to time available for drawing under all outstanding letters of credit issued for the account of such Person together, without duplication, with the amount of all honored but unpaid drawings and/or unreimbursed payments thereunder, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price (a) is due more than six months from the date of incurrence of the obligation in respect thereof and (b) would be shown on the liability side of the balance sheet of such Person in accordance with GAAP, (v) all monetary obligations of such Person under Hedge Agreements (it being understood that monetary obligations under Interest Rate Agreements and Currency Agreements other than Hedge Agreements constitute Investments and not Indebtedness), and (vi) all indebtedness referred to in clauses (i) through (iv) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that the term “Indebtedness” shall in no event include any trade payables or accrued expenses arising in the ordinary course of business.

“Indemnified Person” has the meaning assigned to that term in Section 10.2.

“Initial Term Loan Commitment” means, at any time, the commitment of a Lender to make an Initial Term Loan to Company pursuant to Section 2.1A(i), and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Initial Term Loan Maturity Date” means June 1, 2016.

“Initial Term Loans” means the Loans made by Lenders to Company pursuant to Section 2.1A(i).

“Initial Term Notes” means any promissory notes of Company issued pursuant to Section 2.1E to evidence the Initial Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Intellectual Property” means all of the following in any jurisdiction that are owned, licensed, used or otherwise controlled by Company or any of its Subsidiaries: (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuation in part, division, revisions, extensions or reexaminations thereof; (ii) trademarks, services marks, certification marks, trade dress, design rights, trade names, brand names, slogans, logos and other indicia of origin, Internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works; (iv) registrations, applications for registration and any renewals or extensions for any of the assets set forth in (i) through (iii) above, (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable) and whether or not reduced to practice), know how, manufacturing, production, design, and merchandising processes and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; all other writings, compilations and other works, whether copyrightable or not; (vii) all other intellectual property and industrial property rights recognized under applicable law; (viii) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing; (ix) contractual obligations, whether written or oral, granting any right title and interest in or relating to any other Intellectual Property; and (x) all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of, any other Person (other than a Person that prior to such purchase or acquisition was a Subsidiary of Company), (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any Third Party, including all indebtedness and accounts receivable from that Third Party that are not current assets or did not arise from sales to that Third Party in the ordinary course of business, (iii) the designation of any Person as an Unrestricted Subsidiary, or (iv) any monetary obligations under Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.  The amount of any Investment shall be (A) the original cost of such Investment (determined, in the case of an Investment described in clause (iii) above, as provided in the definition of “Subsidiary”, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus (B) the lesser of (1) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by Company or the applicable Subsidiary of Company, and (2) the aggregate amount described in the immediately preceding clause (A).

“Investors” means Oaktree Capital Management, L.P. and MTS Health Investors LLC.

“IP Collateral” means the intellectual property Collateral under the Security Agreement.

“Issuing Lender” means, with respect to any Letter of Credit, DB or such other Lender which agrees to issue such Letter of Credit hereunder; provided that any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Supportable Obligations” means (i) obligations of Company or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) other obligations of Company or any of its Subsidiaries not prohibited by the terms of this Agreement (other than obligations in respect of (x) the New Senior Notes, (y) any Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any equity interests).

“Lead Arranger” and “Lead Arrangers” means each of Deutsche Bank Securities Inc., Barclays Capital, the investment banking division of Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., in their capacities as Lead Arrangers in connection with this Agreement.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Counterparties” means and includes any Lender and any Affiliate thereof party to a Hedge Agreement (notwithstanding the respective Lender subsequently ceases at any time to be a Lender under this Agreement for any reason), together with such Lender’s or Affiliate’s successors and assigns (if any).

“Lending Office” means, as to any Lender, the offices of such Lender on Schedule 2.1 annexed hereto, or such other office or offices as such Lender may from time to time hereafter designate as such in a written notice delivered by such Lender to Company and Administrative Agent.

“Letter of Credit” or “Letters of Credit” has the meaning assigned to that term in Section 3.1A.

“Letter of Credit Back-Stop Arrangements” has the meaning assigned to that term in Section 3.3B.

“Letter of Credit Fee” has the meaning assigned to that term in Section 2.3B.

“Letter of Credit Usage” means, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the applicable Interest Rate Determination Date. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on the applicable Interest Rate Determination Date to first-class banks in the London interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination.  Notwithstanding any of the foregoing, LIBOR shall not at any time be less than 2.00% per annum.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to LIBOR as provided in Section 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or other similar encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any other similar preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for Letters of Credit), the Guaranties, the Collateral Documents and any Incremental Loan Commitment Agreement.

“Loan Party” means Company, each Subsidiary Guarantor and each Subsidiary executing and delivering a Loan Document after the Closing Date pursuant to Section 6.7B, and “Loan Parties” means all such Persons, collectively.

“Management Investors” means members of Company’s management, including, without limitation, Paul Viviano, Howard Aihara, Michael Frisch, Richard Hall, Christopher Joyce, Eli Glovinsky and Nicholas Poan.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any circumstance or condition affecting the business, assets, operations, properties or financial condition of Company and its Subsidiaries, taken as a whole, that would or would reasonably be expected to materially adversely affect (a) the ability of Loan Parties, taken as a whole, to perform their obligations under this Agreement and the other Loan Documents, taken as a whole, or (b) the rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents, taken as a whole.

“Material Foreign Subsidiary” means a Material Subsidiary that is not a Domestic Subsidiary.

“Material Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated gross revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 5% of the consolidated total assets of Company and its Subsidiaries.

“Maximum Incremental Commitment Amount” shall mean $150,000,000.

“Maximum Rate” shall have the meaning provided in Section 10.16.

“Minimum Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated Adjusted EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided that, for purposes of Sections 2.11, 2.12, 7.6 and 7.7(ii) only, (x) Consolidated Adjusted EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein and (y) Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” means a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” means any Real Property having a fair market value of $3,500,000 or more and which is owned by Company or any other Loan Party and required to be subject to a Mortgage pursuant to Section 6.7B.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which Company, any of its Subsidiaries or any ERISA Affiliate has any liability, whether actual or contingent.

“NAIC” means the National Association of Insurance Commissioners.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, the gross Cash proceeds (including any Cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such Asset Sale, (iii) the amount of such gross Cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) any net incremental Taxes that are or will be payable by Company, Company’s consolidated group or any Subsidiary of Company as a result of such Asset Sale; provided, however, that such gross proceeds shall not include any portion of such gross Cash proceeds which Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Company or any of its Subsidiaries shall constitute Net Asset Sale Proceeds on such date received by Company and/or any of its Subsidiaries from such Asset Sale.

“Net Cash Proceeds” means for any event requiring a repayment of Term Loans pursuant to Section 2.4B(iii)(d) or (e), the gross Cash proceeds (including any Cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net EBITDA Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity as if such Included Pro Forma Entity had become an Included Pro Forma Entity on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).

“Net Interest Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity, including any portion thereof prior to the date on which it became an Included Pro Forma Entity, in each case on a Pro Forma Basis as if any Indebtedness of such Included Pro Forma Entity that was incurred, assumed or prepaid in connection with the transaction pursuant to which it became an Included Pro Forma Entity had been incurred, assumed or prepaid on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).

“New Senior Notes” means the $190,000,000 aggregate principal amount of unsecured senior notes issued by Company on the Closing Date.

“New Senior Notes Documents” means the New Senior Notes, the New Senior Notes Indenture and all other documents executed and delivered with respect to the New Senior Notes or New Senior Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“New Senior Notes Indenture” means the indenture pursuant to which the New Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 7.9.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-Excluded Tax” has the meaning assigned to that term in Section 2.7B.

“Notes” means one or more of the Initial Term Notes, Revolving Notes, Swing Line Notes or Incremental Term Loan Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Intent to Cure” has the meaning assigned to that term in the last paragraph of Section 8.

“Notice Office” means the office of Administrative Agent located at 60 Wall Street, New York, New York, 10005, Attention: Commercial Loan Department or such other office or person as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” means all amounts owing to Administrative Agent, Collateral Agent, any Issuing Lender, the Swing Line Lender or any Lender pursuant to the terms of, or which may arise under, this Agreement, any other Loan Document, any Letter of Credit or any other document delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs and expenses, whether direct or indirect, absolute or contingent, due or to become due and whether now existing or hereafter incurred or created (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Company or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Offer” has the meaning assigned to that term in Section 2.13A.

“Offer Loans” has the meaning assigned to that term in Section 2.13A.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer, or its treasurer.

“Participant” has the meaning provided in Section 3.4A.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code and, in any case, with respect to which Company, any of its Subsidiaries or any ERISA Affiliate has any liability, whether actual or contingent.

“Permitted Encumbrances” means the following types of Liens:

(i)            Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that payment thereof is otherwise not, at the time, required by Section 6.3;

(ii)           Liens in respect of property or assets imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not, individually or in the aggregate, have a Material Adverse Effect;

(iii)          Liens (other than any Lien imposed pursuant to Section 430 of the Internal Revenue Code or by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of payments for borrowed money);

(iv)          Liens incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities;

(v)           Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 8.8;

(vi)          easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole;

(vii)         Liens securing obligations in respect of Capital Leases or Equipment Notes on the assets subject to such Capital Leases or Equipment Notes, as the case may be; provided that such Capital Leases and Equipment Notes are otherwise permitted hereunder;

(viii)        Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies with respect to deposit accounts or other funds maintained with a creditor depository institution; provided that applicable deposit account is not a cash collateral account;

(ix)           any interest or title of a lessor, or secured by a lessor’s interest under, any lease permitted by this Agreement;

(x)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi)           Liens on goods the purchase price of which is financed by a trade Letter of Credit issued for the account of Company or any of its Subsidiaries; provided that such Lien secures only the obligations of Company or such Subsidiary in respect of such trade Letter of Credit to the extent permitted under this Agreement;

(xii)          leases or subleases granted to others not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole; and

(xiii)         with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to Administrative Agent in its reasonable discretion.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Company or any of its Subsidiaries sponsors or maintains, or to which Company or any of its Subsidiaries makes, is making or is obligated to make contributions, or to which Company or any of its Subsidiaries has any liability, whether actual or contingent, and includes any Pension Plan.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, executed and delivered by Company, existing Subsidiary Guarantors (and by any additional Subsidiary Guarantor from time to time thereafter in accordance with Section 6.7), and Collateral Agent, substantially in the form of Exhibit XIII attached hereto, as such Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreement.

“Pledged Subsidiary” means any direct or indirect Domestic Subsidiary of Company other than any such Domestic Subsidiaries which own assets or have annual revenues of less than $100,000 individually and $1,000,000 collectively.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that DB announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  DB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Adjustment” means, for any period with respect to any Included Pro Forma Entity (other than an Unrestricted Subsidiary redesignated as a Subsidiary of Company, for which there shall be no Pro Forma Adjustment), the pro forma increase or decrease in the Consolidated Adjusted EBITDA of such Included Pro Forma Entity that Company in good faith predicts will occur as a result of reasonably identifiable and supportable net cost savings or additional net costs or a reasonably identifiable and supportable increase in sales volume, as the case may be, that will be realizable during such period by combining the operations of such Included Pro Forma Entity with the operations of Company and its Subsidiaries; provided that (i) so long as such net cost savings or additional net costs or increase in sales volume will be realizable at any time during such period it shall be assumed, for purposes of projecting such pro forma increase or decrease in such Consolidated Adjusted EBITDA, that such net cost savings or additional net costs or increase in sales volume will be realizable during the entire such period, (ii) any such pro forma increase or decrease in such Consolidated Adjusted EBITDA shall be without duplication of any net cost savings or additional net costs or increase in sales volume actually realized during such period and already included in such Consolidated Adjusted EBITDA and (iii) if the aggregate acquisition consideration in respect of any single Included Pro Forma Entity or group of related Included Pro Forma Entities exceeds 6% of the total assets of Company and its Subsidiaries determined on a Pro Forma Basis after giving effect to the acquisition of such Included Pro Forma Entity or Entities, then all pro forma increases in Consolidated Adjusted EBITDA attributable to such Included Pro Forma Entity or Entities on account of net cost savings or increases in sales volume, in the aggregate, will not exceed the greater of (x) an amount equal to 4% of Consolidated Adjusted EBITDA determined on a Pro Forma Basis after giving effect to the acquisition of such Included Pro Forma Entity or Entities and (y) an amount that would be allowed to be accounted for as an adjustment pursuant to Article II of Regulation S-X under the Securities Act in respect of such Included Pro Forma Entity or Entities.

“Pro Forma Adjustment Certificate” means a certificate of a Responsible Officer of Company delivered pursuant to Section 6.1(xii) or setting forth the information described in clause (d) of Section 6.1(iii).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance an Acquisition) after the first day of the relevant calculation period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such calculation period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except (I) to the extent accompanied by a corresponding permanent commitment reduction or (II) consisting of revolving Indebtedness incurred to finance an Acquisition which is subsequently refinanced by Indebtedness included in clause (x) above) after the first day of the relevant calculation period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such calculation period, as the case may be, and (z) any Acquisition or any Asset Sale then being consummated as well as any other Acquisition or any other Asset Sale if consummated after the first day of the relevant calculation period, and on or prior to the date of the respective Acquisition or Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)            all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions) incurred or issued after the first day of the relevant calculation period (whether incurred to finance an Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such calculation period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except (I) to the extent accompanied by a corresponding permanent commitment reduction or (II) consisting of revolving Indebtedness incurred to finance an Acquisition which is subsequently refinanced by Indebtedness included in clause (x) above) permanently retired or redeemed or refinanced, in the case of revolving Indebtedness incurred to finance an Acquisition, after the first day of the relevant calculation period, shall be deemed to have been retired or redeemed on the first day of such calculation period, as the case may be, and remain retired through the date of determination;

(ii)           all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)          in making any determination of Consolidated Adjusted EBITDA on a Pro Forma Basis in respect of any Included Pro Forma Entity, Pro Forma Adjustments shall be made.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to any designated Tranche of Term Loan Commitment or Tranche of Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender under that Tranche by (y) the aggregate Term Loan Exposure of all Lenders under that Tranche, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the aggregate Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

“Recovery Event” means the receipt by Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Company or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 6.4.

“Refinanced Term Loans” has the meaning assigned to that term in Section 10.6D.

“Refinancing” has the meaning assigned to that term in Section 7.1(vi).

“Refinancing Debt” has the meaning assigned to such term, and meeting the requirements set forth, in Section 7.1(vi).

“Refinancing Debt Indenture” means the Indenture pursuant to which any Refinancing Debt is issued, together with any exhibits thereto (including any guaranties relating thereto), as such indenture may be amended from time to time to the extent permitted under Section 7.9.

“Refinancing Premium” has the meaning assigned to that term in Section 7.1(vi).

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1A(iii).

“Register” has the meaning assigned to that term in Section 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the New Senior Notes, the New Senior Notes Documents, the Tender Offer Materials, any Refinancing Debt and Refinancing Debt Indenture.

“Replacement Term Loan” has the meaning assigned to that term in Section 10.6D.

“Request for Issuance of Letter of Credit” means a request substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to Section 3.3 with respect to the proposed issuance of a Letter of Credit.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Non-Defaulting Lenders having Revolving Loan Exposure, Lenders having or holding at least a majority of the aggregate Revolving Loan Exposure of all Lenders and (ii) for the Class of Non-Defaulting Lenders having Term Loan Exposure, Lenders having or holding at least a majority of the aggregate Term Loan Exposure of all Lenders.

“Requisite Lenders” means Non-Defaulting Lenders having or holding at least a majority of the sum of (i) the aggregate Term Loan Exposure of all Lenders plus (ii) the aggregate Revolving Loan Exposure of all Lenders.  This definition and other voting-related provisions of this Agreement and the other Loan Documents are subject to the terms of Section 2.13B.

“Responsible Officer” means, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of Company, or any other officer of Company having substantially the same authority and responsibility.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of common stock of Company or payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the New Senior Notes or any Subordinated Indebtedness.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to Company pursuant to Section 2.1A(ii), as the same may be (x) reduced from time to time pursuant to Sections 2.4B(ii), 2.4B(v) and/or Section 8, (y) increased by the amount of any Incremental RL Commitment of such Lender pursuant to Section 2.12 or (z) adjusted from to time as a result of assignments to or from such Lender pursuant to Section 2.10 or 10.1B, and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans, in each case without duplication.

“Revolving Loan Maturity Date” means December 1, 2014 or such earlier date on which the Revolving Loan Commitments may be terminated pursuant to Section 2.4B or Section 8.

“Revolving Loans” means the Loans made by Lenders to Company pursuant to Section 2.1A(ii).

“Revolving Notes” means (i) any promissory notes of Company issued pursuant to Section 2.1E to evidence the Revolving Loans of any Lenders and (ii) any promissory notes issued by Company pursuant to the last sentence of Section 10.1B(y)(ii) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 2.4A(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 2.4A(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 2.4A(i).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.4A(i).

“Scheduled Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment.

“Scheduled Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement or the Pledge Agreement, as the case may be, unless otherwise expressly stated herein.

“Secured Parties” means, collectively, each of (i) the Lenders, (ii) Administrative Agent, (iii) Collateral Agent and (iv) the Lender Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of the date hereof, executed and delivered by Company and existing Subsidiary Guarantors and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with Section 6.7, substantially in the form of Exhibit XVI hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 3% of the consolidated gross revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 3% of the consolidated total assets of Company and its Subsidiaries.

“Stated Amount” of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subordinated Indebtedness” means any Indebtedness of Company which is subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the total voting power of shares of stock of any class or classes entitled (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person and/or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, limited liability company, association, joint venture or other business entity (x) of which more than 50% of the total equity interests is at the time owned or controlled, directly or indirectly, by that Person and/or one or more of the other Subsidiaries of that Person or a combination thereof or (y) the management of which is otherwise controlled, directly or indirectly, by such Person; provided that, with respect to Company or any of its Subsidiaries, the term “Subsidiary” shall not include any Unrestricted Subsidiary; and provided, further that Company shall be permitted from time to time to (i) designate any Unrestricted Subsidiary as a “Subsidiary” of Company hereunder by written notice to Administrative Agent, so long as (a) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby and (b) the provisions of Section 6.7 shall have been complied with in respect of such newly-designated Subsidiary, or (ii) designate any Subsidiary of Company that is formed or acquired after the Closing Date, or any Person that, as a result of an acquisition after the Closing Date by Company or any of its Subsidiaries of any equity Securities of such Person, would otherwise be a Subsidiary of Company hereunder, to be an “Unrestricted Subsidiary” by written notice to Administrative Agent so long as (1) after giving effect to such designation as an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (X) the net worth of the Subsidiary or other Person so designated (the “Designated Person”) immediately prior to such designation (such net worth to be calculated, in the case of a Designated Person that is currently a Subsidiary of Company, without regard to any Obligations of such Subsidiary under the Subsidiary Guaranty) and (Y) the aggregate principal amount of any Indebtedness owed by the Designated Person to Company or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (X) above, on a consolidated basis in accordance with GAAP), Company shall be in compliance with the provisions of Section 7.3(vi), (2) no Subsidiary is a Subsidiary of such Unrestricted Subsidiary, (3) if requested by Administrative Agent, on or promptly after the date of designation of such Person as such Unrestricted Subsidiary, such Unrestricted Subsidiary shall enter into a tax sharing agreement with Company that provides (as determined by Company in good faith) for an appropriate allocation of tax liabilities and benefits, and (4) no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to Company or any of its Subsidiaries or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary except to the extent that the aggregate maximum amount of such recourse constitutes (X) an Investment permitted under Section 7.3(vi) or (Y) a Guarantee Obligation permitted under Section 7.4(ix).

“Subsidiary Guarantor” means any Pledged Subsidiary (a) listed on Schedule 5.1 annexed hereto that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date and (b) that executes and delivers a counterpart of the Subsidiary Guaranty after the Closing Date pursuant to Section 6.7.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Pledged Subsidiaries on the Closing Date and to be executed and delivered by additional Pledged Subsidiaries from time to time thereafter in accordance with Section 6.7A, substantially in the form of Exhibit XV annexed hereto, as such Subsidiary Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

“Swing Line Back-Stop Arrangements” shall have the meaning provided in Section 2.1A(iii).

“Swing Line Lender” means DB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to Section 2.1A(iii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to Section 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to Section 2.1E to evidence the Swing Line Loans of Swing Line Lender substantially in the form of Exhibit VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Syndication Agents” means Barclays Bank plc and Morgan Stanley Senior Funding, Inc. in their capacity as Syndication Agents.

“Syndication Date” means the earlier of (i) the 90th day following the Closing Date and (ii) that date upon which Administrative Agent determines in its sole discretion (and notifies Company) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 10. 1B) has been completed.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any governmental authority.

“Tender Offer” means the offer by Company to repurchase up to 100% of the outstanding Existing Senior Subordinated Notes pursuant to the Tender Offer Materials.

“Tender Offer Materials” means the Offer to Purchase and Consent Solicitation Statement dated November 12, 2009 relating to the Tender Offer and the accompanying Consent and Letter of Transmittal.

“Term Loan Commitment” means, at any time, with respect to any Lender the sum of the Initial Term Loan Commitment and the Incremental Term Loan Commitment of that Lender at such time.

“Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender’s Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Initial Term Loans and the Incremental Term Loans.

“Terminated Lender” shall have the meaning provided in Section 2.10A.

“Third Party” means any Person other than Company or any of its Subsidiaries.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Tranche” means the respective facilities and commitments utilized in making Loans hereunder (i.e., whether Initial Term Loans, Revolving Loans, Swing Line Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.11); provided that in the circumstances contemplated by Section 2.11C, Incremental Term Loans may be made part of a then existing Tranche of Term Loans.

“Transaction” means, collectively, (i) the consummation of the Closing Date Refinancing, (ii) the execution, delivery and performance by each Loan Party of the New Senior Notes Documents to which it is a party, the issuance of the New Senior Notes and the use of proceeds thereof, (iii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and (iv) the payment of all Transaction Costs in connection with the foregoing.

“Transaction Costs” means the fees, costs and expenses payable by Company in connection with the transactions contemplated by the Loan Documents and the Related Agreements on or before the Closing Date.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Pension Liability” means the excess (if any) of a Pension Plan’s “funding target” (as such term is defined in Section 430 of the Internal Revenue Code), over such Pension Plan’s “value of plan assets” (as such term is defined in Section 430 of the Internal Revenue Code), determined as of the valuation date of the most recent actuarial valuation of such Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code.

“Unpaid Drawing” has the meaning assigned to that term in Section 3.5A.

“Unreinvested Asset Sale Proceeds” means that portion, if any, of any Net Asset Sale Proceeds that shall not have been reinvested by Company and its Subsidiaries in the business of Company and its Subsidiaries within one year after the receipt by Company or any of its Subsidiaries of such Net Asset Sale Proceeds.

“Unrestricted Subsidiary” means (i) the entities listed on Schedule 5.1 annexed hereto (and identified on such Schedule as an “Unrestricted Subsidiary”) and (ii) any Subsidiary of Company (determined without giving effect to the provisos set forth in the definition of “Subsidiary”) that is formed or acquired after the Closing Date and that is designated by Company as an “Unrestricted Subsidiary” as provided in the definition of “Subsidiary”; provided that an Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary if converted to a Subsidiary in accordance with the definition of “Subsidiary”.

“Voting Stock” means, with respect to any Person, Securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:

(a)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b)           the sum of all such payments.

1.2           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Company to the Lenders); provided that (A) except as otherwise specifically provided herein, all computations of Consolidated Excess Cash Flow, Senior Secured Leverage Ratio and all computations and all definitions (including accounting terms) used in determining compliance with any of the provisions of Section 7, shall utilize GAAP and policies in conformity with those used to prepare the historical financial statements of Company and its Subsidiaries referred to in Section 5.3; (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis or with Pro Forma Adjustments.

1.3           Other Definitional Provisions and Rules of Construction.

A.            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.            References to “Sections” and “Sections” shall be to Sections and Sections, respectively, of this Agreement unless otherwise specifically provided.

C.            The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.4           Exchange Rates.  For purposes of this Agreement, the Exchange Rates in effect in respect of each Letter of Credit denominated in a currency other than Dollars shall be calculated on the date when any such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by Administrative Agent at any time when a Potential Event of Default or an Event of Default exists.  Such Exchange Rate shall remain in effect until the same is recalculated by Administrative Agent as provided above and notice of such recalculation is received by Company, it being understood that until such notice is received, the Exchange Rate shall be that Exchange Rate as last reported to Company by Administrative Agent.  Administrative Agent shall promptly notify Company and the Lenders of each such determination of the Exchange Rate.

SECTION 2.         AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1           Commitments; Making of Loans; the Register; Notes.

A.            Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in Sections 2.1A(i), 2.1A(ii) and 2.1(A)(iv), and the Swing Line Lender hereby agrees to make the Loans described in Section 2.1A(iii).

(i)            Initial Term Loans.  Each Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Initial Term Loan Commitments to be used for the purposes identified in Section 2.5A.  The original amount of each Lender’s Initial Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Initial Term Loan Commitments is $460,000,000; provided that each Initial Term Loan made by a Lender hereunder shall be subject to an original issue discount such that such Initial Term Loan will result in aggregate proceeds to Company in an amount equal to 98.0% of such Lender’s Initial Term Loan Commitment, which amount shall represent the amount of such Initial Term Loans to be made available by such Lender pursuant to Section 2.1C.  Except as specified in the proviso to the immediately preceding sentence, all references herein to an “Initial Term Loan” or “Initial Term Loans”, to “principal”, the “principal amount” or the “outstanding principal amount” of any Initial Term Loan or Initial Term Loans and other terms of like import shall mean 100% of the Initial Term Loan Commitments (immediately prior to the incurrence of Initial Term Loans on the Closing Date).  Company may make only a single drawing on the Closing Date under the Initial Term Loan Commitments and the Initial Term Loan Commitments (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of the Initial Term Loans on such date).  Amounts borrowed under this Section 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)           Revolving Loans.  Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period on and after the Closing Date to but excluding the Revolving Loan Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in Section 2.5B.  The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $120,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to Section 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4B(ii) and Section 2.4B(v).  Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this Section 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Maturity Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(iii)          Swing Line Loans.  Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period on and after the Closing Date to but excluding the Revolving Loan Maturity Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in Section 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The original amount of the Swing Line Loan Commitment is $10,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to Section 2.4B(ii) or 2.4B(v) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this Section 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Maturity Date.

Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Section 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent at the Notice Office (with a copy to Company), no later than 11:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company and shall be deemed given on Friday of each week regardless of whether an actual Notice of Borrowing is so delivered) requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 10.5.

If for any reason the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office.  In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to such Lender and Swing Line Lender.  In the event any Lender fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.  In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

Anything contained herein to the contrary notwithstanding, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 2.1A(iii), (a) Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Funding Default exists with respect to Lender having a Revolving Loan Commitment unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate the Swing Line Lender’s risk with respect to each Defaulting Lender’s participation in such Swing Line Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s respective Pro Rata Share of the outstanding Swing Line Loans (such arrangements, the “Swing Line Back-Stop Arrangements”), and (b) Swing Line Lender shall not make any Swing Line Loan after it has received written notice from Company, any other Loan Party or the Requisite Lenders stating that a Potential Event of Default or an Event of Default exists and is continuing until such time as the Swing Line Lender shall have received written notice (X) of rescission of all such notices from the party or parties originally delivering such notice or notices or (Y) of the waiver of such Potential Event of Default or Event of Default by the Requisite Lenders.

(iv)          Incremental Term Loans.  Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to Company, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the respective Incremental Term Loan Funding Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of Company, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Funding Date.  Once repaid, Incremental Term Loans may not be reborrowed. The Incremental Term Loan Commitments under a given Tranche (and the Incremental Term Loan Commitment of each Lender in respect of such Tranche) shall terminate in its entirety on the Incremental Term Loan Funding Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of the Incremental Term Loans of such Tranche on such date).

B.            Borrowing Mechanics.  Term Loans under a respective Tranche made on any Funding Date as Base Rate Loans or as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount.  Revolving Loans (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to Section 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans) made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.  Whenever Company desires that Lenders make Term Loans (whether Initial Term Loans or Incremental Term Loans) or Revolving Loans (excluding Refunded Swing Line Loans) to Company it shall deliver to Administrative Agent at the Notice Office a Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent at the Notice Office a Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date.  The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of such borrowing requested and whether the respective borrowing shall consist of Initial Term Loans, Revolving Loans, Swing Line Loans or Incremental Term Loans, and if Incremental Term Loans, the specific Tranche thereof, (iii) in the case of Swing Line Loans and any Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Loans, and (v) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in Section 2.2D; provided that unless Administrative Agent has otherwise agreed or has determined that the Syndication Date has occurred (at which time this proviso shall no longer be applicable), LIBOR Loans may only have an Interest Period of one month, and the first Funding Date with respect to Loans maintained as LIBOR Loans may occur no earlier than three Business Days following the Closing Date, with all subsequent Funding Dates with respect to Loans maintained as LIBOR Loans to occur on the last day of the preceding one month Interest Period theretofore in effect.  In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice of the required time of any borrowing under this Section 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.  Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed borrowing, of such Lender’s proportionate share thereof and of the other matters required by this Section 2.1B to be specified in the Notice of Borrowing.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this Section 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to matters to which Company is required to certify in the applicable Notice of Borrowing.

C.            Disbursement of Funds.  All Term Loans, Revolving Loans and Incremental Term Loans under this Agreement shall be made by Lenders with a Commitment under the respective Tranche of Loan simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Tranche of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing.  Each Lender shall make the amount of its Loan available to Administrative Agent in Dollars not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office for such Loans.  Except as provided in Section 2.1A(iii) with respect to Revolving Loans used to repay Refunded Swing Line Loans, upon satisfaction or waiver of the conditions precedent specified in Sections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office for such Loans; provided that if, on any Funding Date of Revolving Loans (other than a Refunded Swing Line Loans), there are Unpaid Drawings or Swing Line Loans then outstanding, then the proceeds of such Revolving Loans shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swing Line Loans, and third, to Company as otherwise provided above.

Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount in Dollars on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent in Dollars, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company, and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, all in Dollars, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this Section 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.            The Register.

(i)            Company hereby designates Administrative Agent to serve as its agent, solely for the purposes of this Section 2.1D, to maintain, at its address referred to in Section 10.7, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans (whether or not separately evidenced by one or more Notes) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Company or any Lender (in the case of any such Lender, only in respect of its Commitments and Obligations) at any reasonable time and from time to time upon reasonable prior notice.

(ii)           Administrative Agent shall record in the Register the Initial Term Loan Commitment and Revolving Loan Commitment and the Initial Term Loans and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, the Incremental Term Loan Commitment and Incremental Term Loans from time to time of each Incremental Term Loan Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender, the Swing Line Loans of Swing Line Lender or the Incremental Term Loans of each Incremental Term Loan Lender.  Any such recordation shall be conclusive and binding on Company and each Lender, absent clearly demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans.

(iii)          Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of each Term Loan, Revolving Loan and Incremental Term Loan (if any) made by it and each payment in respect thereof.  Any such recordation shall be conclusive and binding on Company, absent clearly demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(iv)          Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or the rights to the principal of, and interest on, any Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B.  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Coincident with the delivery of such an Assignment Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

(v)           Company hereby designates Administrative Agent to serve as its agent solely for purposes of maintaining the Register as provided in this Section 2.1D, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and Affiliates shall constitute Indemnified Persons for all purposes under Section 10.2.

E.             Optional Notes.  Upon the request of any Lender made through Administrative Agent at least two Business Days prior to the Closing Date or at any time after the Closing Date, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Initial Term Loans, Revolving Loans, Swing Line Loans or Incremental Term Loans, as the case may be, substantially in the form of Exhibit IV, Exhibit V, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

2.2           Interest on the Loans.

A.            Rate of Interest.  Subject to the provisions of Sections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) of such Loan at a rate determined by reference to the Base Rate or LIBOR.  Subject to the provisions of Section 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Initial Term Loan, any Revolving Loan or any Incremental Term Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B, and the basis for determining the interest rate with respect to any Initial Term Loan, any Revolving Loan or any Incremental Term Loan may be changed from time to time pursuant to Section 2.2D.  Subject to the last proviso to the first paragraph of Section 2.2D, if on any day an Initial Term Loan, Revolving Loan or Incremental Term Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)            Subject to the provisions of Sections 2.2E and 2.7, the Term Loans shall bear interest through maturity, as follows:

(a)           if a Base Rate Loan, then at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the relevant Applicable Term Loan Base Rate Margin for the relevant Tranche of Term Loan, each as in effect from time to time; or

(b)           if a LIBOR Loan, then at a rate per annum which shall at all times, during the Interest Period applicable thereto, be equal to the sum of LIBOR applicable to such Interest Period plus the relevant Applicable Term Loan LIBOR Margin for the relevant Tranche of Term Loan.

(ii)           Subject to the provisions of Sections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the Applicable Revolving Base Rate Margin; or

(b)           if a LIBOR Loan, then at a rate per annum which shall at all times, during the Interest Period applicable thereto, be equal to the sum of LIBOR applicable to such Interest Period plus the Applicable Revolving LIBOR Margin.

(iii)          Subject to the provisions of Sections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Base Rate plus the Applicable Revolving Base Rate Margin minus the Applicable Commitment Fee Percentage.

B.            Interest Periods.  In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, with respect to the Loans of any Tranche, to the extent approved by each Lender with outstanding Loans and/or Commitments under such Tranche, a nine or twelve month period (or such other periods less than one month agreed to by Administrative Agent in its sole discretion); provided that:

(i)            the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii)           in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)          if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (v) and (vi) of this Section 2.2B, end on the last Business Day of a calendar month;

(v)           no Interest Period with respect to any portion of Initial Term Loans shall extend beyond the Initial Term Loan Maturity Date, no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Maturity Date, and no Interest Period with respect to any portion of Incremental Term Loans shall extend beyond the respective Incremental Term Loan Maturity Date;

(vi)          no Interest Period with respect to any portion of any Tranche of Term Loans shall extend beyond a date on which Company is required to make a Scheduled Repayment of principal of the respective Tranche of Term Loans, unless the sum of (a) the aggregate principal amount of such Tranche of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Tranche of Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the aggregate principal amount required to be paid in respect of such Tranche of the Term Loans on such date;

(vii)         there shall be no more than 15 Interest Periods outstanding at any time (20 if any Incremental Term Loans are outstanding at such time); and

(viii)        in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.            Interest Payments.  Subject to the provisions of Section 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to Section 2.4B, interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.            Conversion or Continuation.  Subject to the provisions of Section 2.6, (i) Company shall have the option to convert on any Business Day all or any part of its outstanding Term Loans or Revolving Loans under a single Tranche equal to $5,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis and (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, Company shall have the option to continue as a LIBOR Loan all or any portion of such Loan equal to $5,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that if, upon the expiration of any Interest Period applicable to any LIBOR Loan, Company shall have failed to give a Notice of Conversion/Continuation with respect to such LIBOR Loan in accordance with this Section 2.2D, Company shall be deemed to have given a timely Notice of Conversion/Continuation electing to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of one month; and provided, further, no partial conversion of a borrowing of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such borrowing to less than $5,000,000.  Borrowings of LIBOR Loans resulting from this Section 2.2D shall be limited in number as provided in Section 2.1B.

Company shall deliver a Notice of Conversion/Continuation to Administrative Agent at the Notice Office no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing.  In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Upon receipt of written or telephonic notice of any proposed conversion/continuation under this Section 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in Sections 2.6B, 2.6C and 2.6F, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

E.             Default Interest.  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans, the Notes, the Unpaid Drawings, or any Fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate per annum equal to the greater of (x) the rate which is 2.00% in excess of the rate then borne by such Loans and (y) the rate which is 2.00% in excess of the rate otherwise payable under this Agreement for Base Rate Loans of the respective Tranche from time to time.  Interest that accrues under this Section 2.2E shall be payable on demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.             Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans bearing interest at a rate determined by reference to the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and Base Rate Loans bearing interest at a rate determined by reference to the Federal Funds Effective Rate or LIBOR, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3           Fees.

A.            Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Non-Defaulting Lender having a Revolving Loan Commitment in proportion to that Lender’s Pro Rata Share, a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to and excluding the Revolving Loan Maturity Date equal to the daily excess of the Revolving Loan Commitments over the aggregate principal amount of outstanding Revolving Loans and Letter of Credit Usage (but not any outstanding Swing Line Loans) multiplied by the Applicable Commitment Fee Percentage, such Commitment Fee to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date.

B.            Company agrees to pay to Administrative Agent for distribution to each Non-Defaulting Lender having a Revolving Loan Commitment (based on each such Lender’s respective Pro Rata Share) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Revolving LIBOR Margin as in effect from time to time during such period on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year and on the first day on or after the termination of the Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

C.            Company agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year and upon the first day on or after the termination of the Revolving Loan Commitments upon which no Letters of Credit remain outstanding.

D.            Other Letter of Credit Fees.  Company agrees, with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder, to pay customary documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

E.             Other Fees.  Company agrees to pay to Administrative Agent and Syndication Agents such other fees in the amounts and at the times separately agreed upon between Company and Administrative Agent and Syndication Agents, as the case may be.

F.             All computations of Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such Fees are payable.

2.4                                 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under the Guaranties.

A.                                   Scheduled Payments of Term Loans.

(i)                                     Scheduled Payments of Initial Term Loans.  In addition to any other mandatory repayments pursuant to this Section 2.4, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), Company shall be required to repay the principal amount of Initial Term Loans, to the extent then outstanding, until the Initial Term Loans are paid in full, as set forth opposite each such date below (each such repayment, a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Scheduled Initial Term Loan Repayment

March 15, 2010	$1,150,000
June 15, 2010	$1,150,000
September, 15 2010	$1,150,000
December, 15, 2010	$1,150,000
March 15, 2011	$1,150,000
June 15, 2011	$1,150,000
September, 15 2011	$1,150,000
December, 15, 2011	$1,150,000
March 15, 2012	$1,150,000
June 15, 2012	$1,150,000
September, 15 2012	$1,150,000
December, 15, 2012	$1,150,000
March 15, 2013	$1,150,000
June 15, 2013	$1,150,000
September, 15 2013	$1,150,000
December, 15, 2013	$1,150,000
March 15, 2014	$1,150,000
June 15, 2014	$1,150,000
September, 15 2014	$1,150,000
December, 15, 2014	$1,150,000
March 15, 2015	$1,150,000
June 15, 2015	$1,150,000
September, 15 2015	$1,150,000
December, 15, 2015	$1,150,000
March 15, 2016	$1,150,000
Initial Term Loan Maturity Date	$431,250,000

; provided that the Scheduled Initial Term Loan Repayments set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Section 2.4B(iv) and provided, further, that the Initial Term Loans and all other amounts owed hereunder with respect to the Initial Term Loans shall be paid in full on the Initial Term Loan Maturity Date, and the final installment payable by Company in respect of the Initial Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Initial Term Loans.

(ii)                                  Scheduled Payments of Incremental Term Loans.  In addition to any other mandatory repayments pursuant to this Section 2.4, Company shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.4B(iv) or (y) increased as provided in Section 2.11C, a “Scheduled Incremental Term Loan Repayment”); provided that the Incremental Term Loans and all other amounts owed hereunder with respect to the Incremental Term Loans shall be paid in full on the Incremental Term Loan Maturity Date, and the final installment payable by Company in respect of the Incremental Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Incremental Term Loans.

B.                                     Prepayments and Reductions in Revolving Loan Commitments.

(i)                                     Voluntary Prepayments.  Company may, upon written or telephonic notice to Administrative Agent at the Notice Office at or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.  Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Initial Term Loans, Revolving Loans or Incremental Term Loans under a given Tranche on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount (other than any such prepayment with proceeds received by Company in connection with its exercise of the Cure Right); provided that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company pays all amounts owing to Lenders under Section 2.6D.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment in respect of all outstanding Loans delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such voluntary prepayment shall be applied as specified in Section 2.4B(iv).

(ii)                                  Voluntary Reductions of Revolving Loan Commitments.  Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent at the Notice Office (which notice Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.  Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share provided that a notice of reduction in respect of all outstanding Revolving Loan Commitments delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)                               Mandatory Prepayments and Reductions in Commitments.  Subject to the provisions of Section 2.4B(iv)(d), the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.4B(iv):

(a)                                  Commitment Reductions.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, the Revolving Loan Commitments (and the Revolving Loan Commitment of each Lender) shall terminate in their entirety on the Revolving Loan Maturity Date.

(b)                                 Prepayments From Net Asset Sale Proceeds.  No later than the fifth Business Day following the date on which any Net Asset Sale Proceeds become Unreinvested Asset Sale Proceeds, Company shall prepay its outstanding Term Loans in an aggregate amount equal to such Unreinvested Asset Sale Proceeds; provided that Company may in its sole discretion elect, pursuant to a written notice given by Company to Administrative Agent describing such election, to postpone any mandatory prepayments otherwise required to be made by Company pursuant to this Section 2.4B(iii)(b) (any such prepayment, until the time actually made, being “Postponed Prepayments”) until such time as the aggregate amount of Postponed Prepayments equals $10,000,000.

(c)                                  Prepayments from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), Company shall, no later than the date on which Company has delivered or is required to deliver audited financial statements with respect to such Fiscal Year pursuant to Section 6.1(ii), prepay its outstanding Term Loans in an aggregate amount equal to (I) 50% of such Consolidated Excess Cash Flow; provided that (x) if the Consolidated Leverage Ratio shall be less than 3.25:1.00 but equal to or greater than 2.75:1.00 as of the last day of any such Fiscal Year, then the percentage referred to above shall be reduced to 25% and (y) if the Consolidated Leverage Ratio shall be less than 2.75:1.00 as of the last day of any such Fiscal Year, then the percentage referred to above shall be reduced to 0%; minus (II) voluntary prepayments of Term Loans made during such Fiscal Year or in the subsequent Fiscal Year prior to the date of any required prepayment pursuant to this Section 2.4B(iii)(c), provided that if an amount is deducted pursuant to this clause (II) in any Fiscal Year the same amount may not be deducted in the subsequent Fiscal Year.  The portion of Consolidated Excess Cash Flow in respect of any Fiscal Year not required to be applied to prepay the Term Loans pursuant to this Section 2.4B(iii)(c) minus any amount deducted pursuant to clause (II) above, shall be deemed to be “Retained Excess Cash Flow”.

(d)                                 Prepayments from Incurrences of Indebtedness.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, on each date after the Closing Date upon which Company or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Company or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 7.1 as in effect on the Closing Date), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of this Section 2.4B(iii).

(e)                                  Prepayments from Recovery Events.  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, on each date on or after the Closing Date upon which Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiaries) receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $2,500,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.4B(iv); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as Company has delivered a certificate to Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within one year following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided, further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within one year after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as Company or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.4B(iii)(e) without regard to the immediately preceding proviso.

(f)                                    Mandatory Prepayments Relating to Revolving Loan Commitments.  On any day on which the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitments then in effect (whether as a result of a reduction of Revolving Loan Commitments, a change in the applicable Exchange Rates pursuant to Section 1.4 or otherwise), Company shall prepay on such day the principal of Swing Line Loans and, after all Swing Line Loans have been repaid in full or if no Swing Line Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swing Line Loans and Revolving Loans, the aggregate amount of the Letter of Credit Usage exceeds the Revolving Loan Commitments at such time, Company shall pay to Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Usage at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of Company to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by Administrative Agent.

(iv)                              Application of Prepayments.

(a)                                  Application of Voluntary Prepayments by Tranche of Loans and Order of Maturity.  Any voluntary prepayments pursuant to Section 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans of Company to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans, with such amount to be allocated (other than in the case of and as provided in Section 2.4B(v)) among each of the outstanding Tranches of Term Loans on a Pro Rata Basis (based upon the Pro Rata Share of the then outstanding principal amounts of the respective Tranches of Term Loans) to the full extent thereof.  Any voluntary prepayment of any Tranche of Term Loans pursuant to Section 2.4B(i) shall be applied to prepay the Term Loans in the manner specified by Company and to reduce the relevant Scheduled Repayments of principal of such Tranche of Term Loans set forth in Section 2.4A(i) or 2.4A(ii), as applicable, in such order as Company shall direct.

(b)                                 Application of Mandatory Prepayments of Term Loans and the Scheduled Repayments of Principal Thereof.  Any mandatory prepayments of Term Loans pursuant to Section 2.4B(iii) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the relevant Scheduled Repayments of such Tranche of the Term Loans as set forth in Section 2.4A(i) or 2.4A(ii), as applicable, on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto).

(c)                                  Waiver of Certain Mandatory Prepayments.  Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 2.4B(iii)(b) through (e), (V) Company may, by written or telephonic notice (promptly confirmed in writing) given to Administrative Agent not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, elect to offer each Lender holding an outstanding Term Loan the option to refuse such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment, (W) in the event Company gives such notice to Administrative Agent, Administrative Agent will promptly notify each such Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount, (X) each such Lender may exercise such option by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day (the “Cutoff Date”) prior to the Required Prepayment Date, (Y) on the Required Prepayment Date, Company shall pay to Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option on or before the Cutoff Date shall be deemed to have elected, as of the Cutoff Date, not to exercise such option), which amount shall be applied to prepay the Term Loans of such Lenders in accordance with Section 2.4B(iv)(b), and (Z) Company shall be entitled to retain that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option (such amount being a “Retained Prepayment”) to be used for general corporate purposes.

(d)                                 Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans; Option to Defer Certain Mandatory Prepayments of LIBOR Loans.  Considering Initial Term Loans, Revolving Loans and Incremental Term Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.6D; provided that anything contained in this Agreement to the contrary notwithstanding, in the event that (1) the application of any mandatory prepayment pursuant to Section 2.4B(iii) in accordance with the foregoing provisions of this Section 2.4B(iv) would result in the prepayment of all or any portion of a LIBOR Loan prior to the end of the Interest Period applicable thereto, and (2) no Potential Event of Default or Event of Default shall have occurred and be continuing, Company shall have the option to, by giving written notice (or telephonic notice promptly confirmed in writing) to Administrative Agent of its election to do so on or before the first Business Day prior to the date on which such prepayment would otherwise be required to be made, (x) if the remaining term of such Interest Period is less than three months, defer the making of such prepayment until the last day of such Interest Period or such earlier date as Company may specify in such notice or (y) deposit the amount of such prepayment otherwise required to be made hereunder into the Collateral Account until the last day of such Interest Period at which time Administrative Agent shall, subject to the provisions of Section 2.4B(iv)(c), be authorized (without any further action by or notice to or from Company) to apply such amount to the prepayment of the Loans in accordance with Section 2.4B(iii).

(v)                                 Additional Revolving Loan Commitment Reductions/Prepayments of Loans.  In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Requisite Lenders as (and to the extent) provided in Section 10.6B, Company shall have the right, subject to obtaining the consents required by Section 10.6B, upon five Business Days’ prior written notice to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each of the Lenders), to (x) terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.6D and Section 2.7 but excluding amounts owing in respect of any Tranche of Term Loans maintained by such Lender, if such Tranche of Term Loans are not being repaid pursuant to Section 10.6B) are repaid concurrently with the effectiveness of such termination (at which time Schedule 2.1 shall be deemed modified to reflect such changed amounts) and such Lender’s Pro Rata Share of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.6, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such repaid Lender and/or (y) repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.6D and Section 2.7), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 10.6B, so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (y), (i) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to clause (x) above (at which time Schedule 2.1 shall be deemed modified to reflect the changed Revolving Loan Commitments) and (ii) such Lender’s Pro Rata Share of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 10.6B in connection with the repayment pursuant to this clause (y) shall have been obtained; provided that each prepayment of any Tranche of Term Loans pursuant to this clause (y) shall reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto).

C.                                     General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by Company of principal, interest, Fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(ii)                                  Application of Payments to Principal and Interest.  Except as provided in Section 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(iii)                               Apportionment of Payments.  Aggregate principal and interest payments in respect of Initial Term Loans, Revolving Loans and Incremental Term Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at its applicable Lending Office or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the Commitment Fees of such Lender when received by Administrative Agent pursuant to Section 2.3.  Notwithstanding the foregoing provisions of this Section 2.4C(iii), if, pursuant to the provisions of Section 2.6B, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv)                              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder, as the case may be.

D.                                    Application of Proceeds of Collateral and Payments Under the Guaranties.

(i)                                     Application of Proceeds of Collateral.  All proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

(a)                                  To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

(b)                                 thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

(c)                                  thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(ii)                                  Application of Payments Under the Guaranties.  All payments received by Administrative Agent under the Guaranties shall be applied promptly from time to time by Administrative Agent in the following order of priority:

(a)                                  To the payment of the costs and expenses of any collection or other realization under the Guaranties, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

(b)                                 thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

(c)                                  thereafter, to the extent of any excess such payments, to the payment to the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                                 Use of Proceeds.

A.                                   Initial Term Loans.  The proceeds of the Initial Term Loans, together with the proceeds of the New Senior Notes and the cash on hand of Company, shall be applied by Company to fund the Closing Date Refinancing Requirements.

B.                                     Revolving Loans; Swing Line Loans.  The proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company for the working capital requirements and general corporate purposes of Company and its Subsidiaries.

C.                                     Incremental Term Loans.  The proceeds of Incremental Term Loans shall be utilized for general corporate purposes of Company and its Subsidiaries.

2.6                                 Special Provisions Governing LIBOR Loans.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A.                                   Determination of Applicable Interest Rate.  As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent clearly demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

B.                                     Inability to Determine Applicable Interest Rate, Illegality, etc.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

(i)                                     on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of LIBOR and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (including that LIBOR with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan), excluding in the case of both (x) and (y), any such change in or new law or governmental rule, regulation, order, guideline or request or any circumstances relating to Taxes); or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (the “Affected Lender”) (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to Company and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as Administrative Agent notifies Company and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Company, (y) in the case of clause (ii) above, Company agrees to pay to such Affected Lender, upon such Affected Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Lender in its sole discretion shall determine) as shall be required to compensate such Affected Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted to Company by such Affected Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (ii) above, Company shall take one of the actions specified in Section 2.6C as promptly as possible and, in any event, within the time period required by law.

C.                                     Termination/Conversion of Affected LIBOR Loans.  At any time that any LIBOR Loan is affected by the circumstances described in Section 2.6B(ii), Company may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.6B(iii), Company shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a borrowing, cancel such borrowing by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Company was notified by the Affected Lender or Administrative Agent pursuant to Section 2.6B(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the Affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all Affected Lenders must be treated the same pursuant to this Section 2.6C.

D.                                    Compensation For Breakage or Non-Commencement of Interest Periods.  Company agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or Administrative Agent) a borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by Company or deemed withdrawn pursuant to Section 2.6B); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.4B(i) or as a result of an acceleration of the Loans pursuant to Section 8) or conversion of any of its LIBOR Loans under Section 2.2D occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company; or (iv) as a consequence of (x) any other default by Company to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.6C.

E.                                      Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      LIBOR Loans After Default.  If, after the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, Administrative Agent or Requisite Lenders have determined in its or their sole discretion not to permit the making or continuation of any Loans as, or the conversion of any Loans to, LIBOR Loans and Administrative Agent has so notified Company in writing (i) Company may not elect to have any Loans be made as or converted to LIBOR Loans or elect to have any outstanding LIBOR Loans continued as such after the expiration of the Interest Periods then in effect for such LIBOR Loans, and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation in respect of LIBOR Loans that has not yet occurred shall be deemed to be rescinded by Company.

2.7                               Increased Costs; Capital Adequacy.

A.                                   Compensation for Increased Costs.  In the event that any Lender shall reasonably determine (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that the introduction or adoption (after the date hereof) of any law, treaty or governmental rule, regulation or order, or that any change (after the date hereof) in any law, treaty or governmental rule, regulation or order or in the interpretation, administration or application thereof, or that any determination (after the date hereof) by a court or governmental authority, or that compliance by such Lender with any guideline, request or directive issued or made (after the date hereof) by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), in any such case:

(i)                                     imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

(ii)                                  imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable Lending Office) or its obligations hereunder or the London interbank market for Dollars;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable Lending Office) with respect thereto; then, in any such case, Company shall pay to such Lender, promptly after receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction.  Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.7A, which statement shall be conclusive and binding upon all parties hereto absent clearly demonstrable error.

B.                                     Withholding of Taxes.

(i)                                     Payments to Be Free and Clear.  All sums payable by Company under this Agreement and the other Loan Documents shall, except to the extent required by law (including, for the avoidance of doubt, any regulation, rule, treaty or other governmental requirement), be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(ii)                                  Payments Subject to Taxes.  If Company (or any other Person making a payment on behalf of Company) is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Company shall pay the amount of such Tax to the appropriate taxing or other authority;

(b)                                 to the extent such Tax is a Non-Excluded Tax (as defined below), Company shall pay additional amounts to Administrative Agent or such Lender so that, after the making of such deduction or withholding, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been made;

(c)                                  to the extent such Tax is a Non-Excluded Tax, Company shall indemnify each Lender against the amount of any such Tax levied or imposed on and paid by such Lender; and

(d)                                 within 30 days or as promptly as practicable after payment of any Excluded Tax pursuant to clause (a) above, Company shall deliver to Administrative Agent a receipt from the relevant taxing or other authority.

“Non-Excluded Tax” shall mean any Tax imposed with respect to (i) the execution of this Agreement or (ii) on payments by Company to Administrative Agent or a Lender other than (1) any Tax imposed on or measured by the net income of Administrative Agent or a Lender (including branch profits taxes) pursuant to the laws of the jurisdiction in which it is organized, the jurisdiction in which the principal office or applicable Lending Office of such Administrative Agent or Lender is located or any subdivision thereof or therein; (2) any Tax imposed on Administrative Agent or a Lender (A) as a result of a present connection between the jurisdiction imposing such Taxes and Administrative Agent or such Lender or (B) by a jurisdiction which that Person (and/or, in the case of a Lender, its applicable Lending Office) is deemed to be doing business (with respect to (A) and (B), except as a result of a present connection arising from Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced any Loan Documents); and (3) (A) any U.S. federal withholding Tax that is in effect and would apply to amounts payable hereunder at such time Lender or Administrative Agent becomes a party to this Agreement; (B) any Tax imposed solely by reason of any change in circumstances with respect to such Administrative Agent or Lender that was not requested by Company (or Person making payment on behalf of Company); or (C) any Tax imposed due to the failure to comply with Section 2.7B(iii); provided, however, that a Tax shall be a Non-Excluded Tax to the extent it arises as a result of any change in applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to such Tax occurring after such Administrative Agent or Lender becomes a party to this Agreement.

(e)                                  If Company pays any indemnity or additional amount under this Section 2.7B(ii) to Administrative Agent or Lender and such Administrative Agent or Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund of Non-Excluded Taxes for which it was indemnified or received additional amounts, such Administrative Agent or Lender shall pay to Company the amounts of such refund; provided, however, that (i) the Administrative Agent or Lender may determine, in its sole discretion consistent with the policies of such Administrative Agent or Lender, whether to seek such refund; (ii) to the extent that any Taxes are imposed on Administrative Agent or Lender as a result of a disallowance or reduction of such refund, such Taxes shall be treated as a Tax for which Company is obligated to indemnify such Administrative Agent or Lender pursuant to this Section 2.7B(ii); and (iii) nothing in this Section 2.7B(ii) shall require Administrative Agent or Lender to disclose any confidential information to Company (including, without limitation, its tax returns).

(iii)                             Evidence of Exemption from Withholding Tax.

(a)                                  Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this Section 2.7B(iii), a “Non-US Lender”), to the extent that it is legally entitled and eligible to do so, shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), or on or prior to the date on which it becomes a Lender (in the case of any other Lender), and at such other times as may be reasonably requested by Company or Administrative Agent, (1) two original copies of Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder (or the rules and regulations relating to any tax imposed by the relevant subdivision of the United States) to establish that such Lender is not subject to deduction (or is subject to a reduction in) or withholding of Tax with respect to any payments to such Lender of amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder (or the rules and regulations relating to any tax imposed by the relevant subdivision of the United States) to establish that such Lender is not subject to deduction (or is subject to a reduction in) or withholding of Tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b)                                 Each Lender required to deliver any forms, certificates or other evidence pursuant to Section 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to a continued exemption from or reduction in withholding of Tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(c)                                  To the extent payment is made or to be made by or on behalf of Company from any non-U.S. jurisdiction, each Lender that is organized outside such jurisdiction agrees to use reasonable efforts (consistent with legal and regulatory restrictions and reasonable overall policy considerations of the Lenders) to provide Company or Administrative Agent with such forms, certificates or other evidence as may be reasonably requested by the Company to establish the entitlement of such Lender to any reduction in or exemption from any Tax that may be applicable to such payments.

C.                                     Capital Adequacy Adjustment.  If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender (or its applicable Lending Office) or any corporation controlling such Lender based on the existence of such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder, then Company agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.7C shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.7C, will give prompt written notice thereof to Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.8                                 Notice of Certain Costs; Obligation of Lenders and Issuing Lenders to Mitigate.  A. Notwithstanding anything in this Agreement to the contrary, to the extent Section 2.6, 2.7 or 3.6 requires any Lender or Issuing Lender to give notice to Company of an event or a condition that would entitle such Lender or Issuing Lender to receive payments under Section 2.6, 2.7 or 3.6, as the case may be, in the event such notice is given by such Lender or Issuing Lender more than 180 days after such Lender or Issuing Lender has knowledge of the occurrence or existence of such event or circumstance, such Lender or Issuing Lender shall not be entitled to receive any such payments under Section 2.6, 2.7 or 3.6, as the case may be, in respect of the period ending on the Business Day immediately preceding the date on which such notice is given to Company.

B.                                     Each Lender and Issuing Lender agrees that, if an event occurs or a condition arises that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7 or Section 3.6, it will, if so requested by Company, use reasonable efforts (subject to overall policy considerations of such Lender) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit (or participations therein) of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to Section 2.7 or Section 3.6 would be materially reduced and if the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit (or participations therein) through such other lending or letter of credit office would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit (or participations therein) or cause such Lender or Issuing Lender to suffer any economic, legal or regulatory disadvantage, each as determined in the Lender’s sole discretion; provided that nothing in this Section 2.8 shall affect or postpone any of the Obligations of Company or the rights of any Lender provided in Section 2.6C, 2.6F, 2.7 or 3.6.

2.9                                 Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) (A) defaults in (for a period of three Business Days or more), or notifies Administrative Agent, the Swing Line Lender, any Issuing Lender and/or any Loan Party that it does not intend to comply with (in circumstances where such non-compliance would constitute a breach of, and excluding a good faith dispute with respect to), its obligation to fund (1) any Revolving Loan, including (without limitation) any Refunded Swing Line Loan (a “Defaulted Revolving Loan”), in accordance with Section 2.1, or (2) its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.4C or 3.5, or (B) becomes the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (the events described in preceding clauses (A) and (B), a “Funding Default”), then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (other than for purposes of voting on matters of the type described in clause (i) of the first proviso to Section 10.6A), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Revolving Loans pursuant to Section 2.4B(i) shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Revolving Loans pursuant to Section 2.4B(iii) shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) such Defaulting Lender’s Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Commitment Fee payable to Lenders pursuant to Section 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.3A with respect to such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; provided that, for purposes of (and only for purposes of) the last paragraph of Section 2.1A(iii) and Section 3.3B and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Funding Default” shall also include, as to any Lender having a Revolving Loan Commitment, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Funding Default” of such Lender under this Agreement, unless such Funding Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swing Line Lender, any Issuing Lender or Administrative Agent believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any borrowing of Revolving Loans or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.4C or 3.5 within one Business Day of the date (x) Administrative Agent (in its capacity as a Lender) or (y) the Lenders constituting the Requisite Class Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

For purposes of this Agreement, (I) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (A) the date on which all Revolving Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of this Section 2.9 or by a combination thereof) and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Loan Commitment, and (C) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.9, performance by Company of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.9.  The rights and remedies against a Defaulting Lender under this Section 2.9 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.10                         Removal or Replacement of a Lender.

A.                                   Anything contained in this Agreement to the contrary notwithstanding, in the event that:

(i)                                     upon the occurrence of any event giving rise to the operation of Section 2.6B(ii), 2.6B(iii), 2.7 or Section 3.6 with respect to any Lender (an “Increased-Cost Lender”) which results in such Increased-Cost Lender charging to Company increased costs in excess of those generally charged by other Lenders; or

(ii)                                  (a) any Lender shall become a Defaulting Lender, (b) the Default Period for such Defaulting Lender shall remain in effect, and (c) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or

(iii)                               in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement which has been approved by the Requisite Lenders as (and to the extent) provided in Section 10.6B but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained;

then, and in each such case, at its option, Company may elect upon five Business Days’ prior written notice to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each of the Increased-Cost Lender, Defaulting Lender and/or Non-Consenting Lender, as the case may be), to remove or replace such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”) to the extent permitted by Section 2.10B (and notwithstanding any provision in this Agreement to the contrary).

B.                                     Company may, by giving five Business Days’ written notice to Administrative Agent and any Terminated Lender of its election to do so:

(i)                                     so long as no Potential Event of Default or Event of Default then exists or would exist after giving effect to such removal, elect to (a) terminate the entire Revolving Loan Commitment, if any, of such Terminated Lender and concurrently prepay on the date of such termination any outstanding Loans made by such Terminated Lender, and/or (b) repay all outstanding Loans of such Terminated Lender, in each case (under both clauses (a) and (b) above) together with accrued and unpaid interest thereon, Fees and all other amounts payable to such Terminated Lender hereunder pursuant to Section 2.6, Section 2.7 or Section 3.6 or otherwise in accordance with Section 2.4B(v) hereof; provided that in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and Requisite Lenders (which consent shall not be unreasonably withheld or delayed) shall be required in order for Company to make the election set forth in this clause (i); or

(ii)                                  elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Loan Commitment, if any, in full to one or more Eligible Assignees, none of whom shall constitute an Increased-Cost Lender or a Defaulting Lender at the time of such replacement (“Replacement Lender”) and each of which shall be reasonably acceptable to Administrative Agent or, in the case of a replacement as provided in Section 10.6B where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a)                                  at the time of any replacement pursuant to this Section 2.10B(ii), the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 10.1B (and with all fees payable pursuant to said Section 10.1B to be paid by the Replacement Lender and/or the Terminated Lender (as may be agreed to at such time by and among Company, the Replacement Lender and the Terminated Lender)), pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (A) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Usage and/or (B) the outstanding Term Loans, the outstanding Term Loans with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit pursuant to the respective Tranche by, the

Terminated Lender and, in connection therewith, shall pay to (x) the Terminated Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche being replaced) of the respective Terminated Lender with respect to which such Terminated Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Terminated Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Terminated Lender) pursuant to Section 2.3, (y) except in the case of the replacement of only the outstanding Term Loans of a Terminated Lender, each Issuing Lender an amount equal to such Terminated Lender’s Pro Rata Share of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Terminated Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swing Line Lender an amount equal to such Terminated Lender’s Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender to the Swing Line Lender; and

(b)                                 all obligations of Company then owing to the Terminated Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.6D or (b) relating to any Tranche of Loans and/or Commitments of the respective Terminated Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Terminated Lender concurrently with such replacement; and (c) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent at the time of such replacement to each matter in respect to which such Terminated Lender was a Non-Consenting Lender; and

provided that (X) Company may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless Company also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender and (Y) Company may not make the elections set forth in clause (i) above with respect to (a) any Terminated Lender that is an Issuing Lender unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued by such Issuing Lender to be cancelled and (b) in all other circumstances where a Letter of Credit issued by any other Issuing Lender is outstanding, prior to the effectiveness of such election, Company shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender.

C.            Upon receipt by the Terminated Lender of all amounts required to be paid to it pursuant to this Section 2.10, Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment Agreement on behalf of such Terminated Lender, and any such Assignment Agreement so executed by Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.10 and Section 10.1.  Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in Section 2.10B above, recordation of the assignment on the Register by Administrative Agent pursuant to Section 2.1D and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, (w) with respect to the Terminated Lender’s Revolving Loan Commitment (if any), Schedule 2.1 shall be deemed modified to reflect any corresponding changes in the Revolving Loan Commitments, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Terminated Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Terminated Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.6C, 2.6D, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such Terminated Lender (y) with respect to the prepayment of any Tranche of Term Loans pursuant to this section 2.10C, such prepayment shall reduce the then remaining respective Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Payment of the respective Tranche after giving effect to all prior reductions thereto) and (z) the Pro Rata Share of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.11         Incremental Term Loan Commitments.

A.            So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Company shall have the right, with the consent of, and in coordination with, Administrative Agent as to all of the matters set forth below in this Section 2.11, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Closing Date and prior to the date which is 12 months prior to the Term Loan Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders) provide Incremental Term Loan Commitments to Company and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by Company, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to Administrative Agent and Company an Incremental Term Loan Commitment Agreement as provided in Section 2.11B, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Assignee which will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Assignees which will become Lenders) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof, (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.11, when combined with the aggregate amount of all Incremental RL Commitments provided pursuant to Section 2.12, shall not exceed the Maximum Incremental Commitment Amount, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by Company, Administrative Agent and each such Incremental Term Loan Lender, (vii) each Tranche of Incremental Term Loans shall (I) have an Incremental Term Loan Maturity Date of no earlier than the Term Loan Maturity Date, (II) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (III) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans, provided however, that if the “effective interest rate margin” for such Incremental Term Loans as of the date of incurrence of such Tranche of Incremental Term Loans (which, for such purposes only, shall be determined by Administrative Agent and deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) exceeds the “effective interest rate margin” then applicable to any Tranche of then outstanding Term Loans (determined on the same basis as provided in the immediately preceding parenthetical) by more than 0.50% per annum, the Applicable Margins for all then outstanding Term Loans shall be increased as of such date in accordance with the requirements of the definitions of “Applicable Term Loan Base Rate Margin” and “Applicable Term Loan LIBOR Margin”, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 5.9C, (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans or Initial Term Loans) unless the requirements of Section 2.11C are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Collateral Documents, and guaranteed under the Subsidiary Guaranty, on a pari passu basis with all other Obligations secured by the Collateral Documents and guaranteed under the Subsidiary Guaranty, and (xi) each Lender (including any Eligible Assignee which will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.1A(iv) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Loan Documents.

B.            At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.11, Company, Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to

Administrative Agent (or any Affiliate thereof)), (x) all Incremental Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.11 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied.  Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 2.1 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at Company’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.1E.

C.            Notwithstanding anything to the contrary contained above in this Section 2.11, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that with the consent of Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Incremental Term Loans or the outstanding Tranche of Initial Term Loans, in either case so long as the following requirements are satisfied:

(i)            the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Incremental Term Loan Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii)           the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately); and

(iii)          on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.2B, such new Incremental Term Loans shall be added to (and form part of) each borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding borrowings), so that each Lender will participate proportionately in each then outstanding borrowing (and the related Interest Periods, if any) of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Interest Periods of LIBOR Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Loans of such Tranche and which will end on the last day of such Interest Period).  In connection therewith, Company hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding LIBOR Loans during an existing Interest Period on such basis as may be agreed by Company and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

2.12         Incremental RL Commitments.

A.            So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Company shall have the right, with the consent of, and in coordination with, Administrative Agent as to all of the matters set forth below in this Section 2.12, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Closing Date and prior to the date which is 12 months prior to the Revolving Loan Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders as provided below) provide Incremental RL Commitments and, subject to the applicable terms and conditions contained in this Agreement, make Revolving Loans and participate in Letters of Credit and Swing Line Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by Company, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to Administrative Agent an Incremental RL Commitment Agreement in respect thereof as provided in Section 2.12B, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment provided pursuant to this Section 2.12, (ii) any Lender (including any Eligible Assignee which will become a Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each provision of Incremental RL Commitments on a given date pursuant to this Section 2.12 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Assignee which will become a Lender)) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof, (iv) the aggregate amount of all Incremental RL Commitments provided pursuant to this Section 2.12 shall not exceed $50,000,000, and when combined with the aggregate amount of all Incremental Term Loan Commitments provided pursuant to Section 2.11, shall not exceed the Maximum Incremental Commitment Amount, (v) the Revolving Loans to be made pursuant to such Incremental RL Commitments shall be subject to the Applicable Margins as are set forth in the Incremental RL Commitment Agreement governing such Incremental RL Commitments, which Applicable Margins shall be equal to or greater than the Applicable Margins in effect for Revolving Loans at such time, provided, however, that if the Applicable Margins for such Incremental RL Commitments exceed the Applicable Margins for Revolving Loans then in effect, the Applicable Margins for all then outstanding Revolving Loans shall be increased as of such date in accordance with the requirements of the definitions of “Applicable Revolving Loan Base Rate Margin” and “Applicable Revolving Loan LIBOR Margin”, (vi) in the event that the upfront or similar fees payable to the Lenders providing such Incremental RL Commitments (amortized over the life of such Incremental RL Commitments) exceed the upfront or similar fees paid to the Lenders in connection with the Revolving Loan Commitments previously in effect (amortized over the life of such Revolving Loan

Commitments), Company shall pay to the Lenders providing such existing Revolving Loan Commitments a fee equal to such excess (to be shared by such Lenders ratably on the basis of their Pro Rata Shares of such existing Revolving Loan Commitments), which fee shall be paid on the effective date of any such Incremental RL Commitments as provided in Section 2.12B, and (vii) all Incremental Revolving Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Collateral Documents, and guaranteed under the Subsidiary Guaranty, on a pari passu basis with all other Obligations secured by the Collateral Documents and guaranteed under the Subsidiary Guaranty.

B.            At the time of the provision of Incremental RL Commitments pursuant to this Section 2.12, Company, Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to Administrative Agent an Incremental RL Commitment Agreement, with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur on the date set forth in such Incremental RL Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to Administrative Agent (or any Affiliate thereof)), (x) all Incremental Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.12 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental RL Commitment Agreement shall have been satisfied.  Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (i) the Revolving Loan Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (ii) Schedule 2.1 shall be deemed modified to reflect the revised Revolving Loan Commitment of the affected Lenders and (iii) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at Company’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.1E.

C.            At the time of any provision of Incremental RL Commitments pursuant to this Section 2.12, Company shall, in coordination with Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders having a Revolving Loan Commitment, and incur additional Revolving Loans from certain other Lenders having a Revolving Loan Commitment (including the Incremental RL Lenders), in each case to the extent necessary so that all of the Lenders having a Revolving Loan Commitment participate in each outstanding borrowing of Revolving Loans (and the related Interest Periods) pro rata on the basis of their respective Revolving Loan Commitment (after giving effect to any increase in the Revolving Loan Commitments pursuant to this Section 2.12) and with Company being obligated to pay to the respective Lenders having a Revolving Loan Commitment any costs of the type referred to in Section 2.6D in connection with any such repayment and/or borrowing.

2.13         Company, Investor and Affiliate Term Loan Purchases.

A.            Company Purchases.  Notwithstanding anything to the contrary contained in Section 2.4 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans of Company, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company or any Subsidiary of Company may repurchase outstanding Term Loans pursuant to this Section 2.13A on the following basis:

(i)            Company or any Subsidiary of Company may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders; provided that (i) Company or such Subsidiary delivers a notice of such Offer to Administrative Agent and all Lenders holding Term Loans no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (a) the last date on which such Offer may be accepted, (b) the maximum dollar amount of such Offer, (c) the repurchase price per dollar of principal amount of such Offer Loans at which Company or such Subsidiary is willing to repurchase such Offer Loans (which repurchase price shall not exceed $0.95 per dollar) and (d) the instructions, consistent with this Section 2.13A with respect to the Offer, that a Term Lender must follow in order to have its Offer Loans repurchased; (ii) the maximum dollar amount of each Offer shall be no less than $10,000,000; (iii) Company or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (iv) a Lender which elects to participate in the Offer may choose to sell all or part of such Lender’s Offer Loans; (v) such Offer shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amounts of Term Loans then due and owing to the Lenders; (vi) such Offer shall be made to Lenders holding the Offer Loans either at a fixed price or on the basis of a modified Dutch auction administered by Administrative Agent; (vii) no more than ten Offers may be made by Company and its Subsidiaries in the aggregate during the term of this Agreement; and (viii) the aggregate principal amount of Term Loans repurchased pursuant to this Section 2.13A (calculated based on the par amount thereof) shall not exceed $110,000,000; provided, further that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;

(ii)           with respect to all repurchases made by Company or a Subsidiary of Company, such repurchases shall be deemed to be voluntary prepayments pursuant to Section 2.4B(i) in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of Section 2.4 and Section 10.5;

(iii)          immediately upon repurchase by Company or any Subsidiary of Company, (i) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and no longer outstanding (and may not be resold by Company or such Subsidiary), for all purposes of this Agreement and all other Loan Documents and (ii) Company or any Subsidiary of Company, as the case may be, will promptly advise Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and

(iv)          failure by Company or a Subsidiary of Company to make any payment to a Lender required by an agreement permitted by this Section 2.13A shall not constitute an Event of Default under Section 8.1.

In connection with any optional prepayments by Company of the Term Loans pursuant to this Section 2.13, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or LIBOR Loans; provided that if all Lenders elect to participate in the Offer on a pro rata basis in accordance with their respective principal amounts then due and owing, such prepayments shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans.

B.            Investor and Affiliate Term Loan Purchases.  Notwithstanding anything to the contrary in the definition of Eligible Assignee or in Section 10.1, any Investor or Affiliate of an Investor (other than Company or any Subsidiary or Unrestricted Subsidiary of Company) may be an assignee in respect of Term Loans (and to such extent shall constitute an “Eligible Assignee”); provided that:

(i)            at the time of (and after giving effect to) any assignment the aggregate principal amount of Term Loans held by Investors and Affiliates thereof at such time shall not exceed 30% of the aggregate outstanding principal amount of the Term Loans;

(ii)           notwithstanding anything to the contrary in the definition of “Requisite Lenders”, or in Section 10.6, the Investor or Affiliate of an Investor holding any Term Loans acquired pursuant to this Section 2.13B shall not be entitled to vote such Term Loans held by such Investor or Affiliate in any vote pursuant to the terms of this Agreement or any other Loan Document, and for purposes of any such vote such Term Loans shall be deemed not to be outstanding; provided that (I) no amendment, modification, waiver, consent or other action with respect to this Agreement or any other Loan Document shall deprive such Investor  or Affiliate of its Pro Rata Share of any payments to which such Investor or Affiliate is entitled under the Loan Documents without such Investor’s or Affiliate’s prior written consent and (II) such Investor or Affiliate shall have the right to approve any amendment, modification, waiver, or consent of the type referred to in Section 10.6A(i), (ii), (iii) or (iv) (in the case of clause 10.6A(i) to the extent that such Investor or Affiliate is directly affected thereby);

(iii)          Investors and Affiliates thereof shall not be entitled to exercise any right pursuant to Section 2.4B(iv)(c) hereof if such exercise would result in the Investors and Affiliates thereof holding in aggregate more than 30% of the aggregate outstanding principal amount of the Term Loans;

(iv)          Investors and Affiliates thereof shall be prohibited from being appointed as, or succeeding to the rights and duties of, Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents; and

(v)           by acquiring a Term Loan hereunder, each Investor and Affiliate thereof shall be deemed to have (I) waived its right to receive information prepared by Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Loan Documents (in each case to the extent not provided to Company) and attend any meeting or conference call with Administrative Agent or any Lender (except to the extent attended by Company), and (II) agreed that it is prohibited from making or bringing any claim, solely in its capacity as a Lender, against Administrative Agent with respect to the duties and obligations of Administrative Agent under the Loan Documents (it being understood and agreed that nothing in this subclause (II) shall prevent any such Investor or Affiliate which becomes a Lender hereunder (1) from taking action to enforce the contractual duties and obligations of Administrative Agent hereunder or under the other Loan Documents, (2) from making or bringing any claim based on gross negligence or willful misconduct or (3) from making or bringing any claim against Administrative Agent or other Person in any other capacity).

SECTION 3.           LETTERS OF CREDIT

3.1           Issuance of Letters of Credit.

A.            In addition to Company requesting that Lenders make Revolving Loans pursuant to Section 2.1A(ii) and that Swing Line Lender make Swing Line Loans pursuant to Section 2.1A(iii), subject to and upon the terms and conditions set forth herein, Company may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the thirtieth (30th) day prior to the Revolving Loan Maturity Date, for the account of Company and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to Company or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be issued on a sight basis only and shall be denominated in Dollars or such other readily and freely available foreign currency as shall be agreed by the Issuing Lender (any amount which is denominated in a currency other than Dollars being determined by reference to the applicable Exchange Rate for such currency as at any date of determination).

B.            Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the thirtieth (30th) day prior to the Revolving Loan Maturity Date, following its receipt of the respective Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto as provided in Section 3.3 below, issue for account of Company, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Potential Event Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from Company, any other Loan Party or the Requisite Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.3B.

3.2           Maximum Letter of Credit Usage; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Usage (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time (calculating any Letter of Credit denominated in a currency other than Dollars by reference to the applicable Exchange Rate for such currency as at any date of determination) would exceed either (x) $20,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swing Line Loans then outstanding, an amount equal to the Revolving Loan Commitments at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth (10th) Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten (10) Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) thirty (30) days prior to the Revolving Loan Maturity Date.

3.3           Letter of Credit Requests; Minimum Stated Amount.

A.            Whenever Company desires that a Letter of Credit be issued for its account, Company shall deliver to Administrative Agent and the respective Issuing Lender a Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York City time) at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) prior to the proposed date of issuance thereof (including by way of facsimile).

B.            The making of each Request for Issuance of Letter of Credit shall be deemed to be a representation and warranty by Company to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2.  Unless the respective Issuing Lender has received notice from Company, any other Loan Party or the Requisite Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 4 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of Company in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify Company and Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Funding Default exists with respect to any Lender having a Revolving Loan Commitment, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and Company to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

C.            The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.4           Letter of Credit Participations.

A.            Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender having a Revolving Loan Commitment, and each such Lender (in its capacity under this Section 3.4, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Pro Rata Share of the aggregate amount of the Revolving Loan Commitments, in such Letter of Credit, each drawing or payment made thereunder and the obligations of Company under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or Pro Rata Share of the Lenders pursuant to Section 2.10 or 10.1B, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Pro Rata Share of the aggregate amount of the Revolving Loan Commitments of the assignor and assignee Lender, as the case may be.

B.            In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to Company, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

C.            In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and Company shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5A, such Issuing Lender shall promptly notify Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s Pro Rata Share of such unreimbursed payment in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds.  If Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) such Participant’s Pro Rata Share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its Pro Rata Share of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Pro Rata Share of any such payment.

D.            Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to Section 3.4C above, such Issuing Lender shall pay to each such Participant which has paid its Pro Rata Share thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

E.             Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

F.             The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)           the existence of any claim, setoff, defense or other right which Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Company or any Subsidiary of Company and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)           the occurrence of any Potential Event of Default or Event of Default.

3.5           Agreement to Repay Letter of Credit Drawings.

A.            Company agrees to reimburse each Issuing Lender, by making payment to Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by Company, an “Unpaid Drawing”), not later than one Business Day following receipt by Company of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Potential Event of Default or an Event of Default under Section 8.6 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by Company)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by Company therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Revolving Base Rate Margin as in effect from time to time; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by Company of notice of such payment or disbursement or following the occurrence of a Potential Event of Default or an Event of Default under Section 8.6, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by Company) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Revolving Base Rate Margin as in effect from time to time plus 2.00%, with such interest to be payable on demand.  Company shall make all payments required pursuant to this Section 3.5 in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate).  Each Issuing Lender shall give Company prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish Company’s obligations hereunder.

B.            The obligations of Company under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Company or any Subsidiary of Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that Company shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

C.            In addition to amounts payable as provided in clauses (A) and (B) of this Section 3.5 and in Section 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (b) the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

3.6           Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any

Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes relating to Taxes), then, upon the delivery of the certificate referred to below to Company by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to Administrative Agent), Company agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to Company, which notice shall include a certificate submitted to Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on Company.

3.7           Existing Letters of Credit.  Schedule 3.7 contains a description of letters of credit that were issued pursuant to the Existing Credit Agreement and which remain outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date, and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit).  Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Closing Date.

SECTION 4.           CONDITIONS TO LOANS AND LETTERS OF CREDIT.  The obligations of Lenders to make Loans and the obligation of Issuing Lenders to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1           Conditions to Initial Loans and Letters of Credit.  The obligations of Lenders to make the Loans to be made on the Closing Date and the issuance of any Letters of Credit to be issued on the Closing Date are, in addition to the conditions precedent specified in Section 4.2 (in the case of any such Loans) or 4.3 (in the case of any such Letters of Credit), subject to prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            Certified copies of the Certificate or Articles of Incorporation or other appropriate organizational documents of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or formation and each other state in which such Person is qualified as a foreign corporation, partnership or limited liability company to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii)           Copies of the Bylaws or similar organizational documents of such Person, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary;

(iii)          Resolutions of the Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

(iv)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(v)           Executed originals of the Loan Documents to which such Person is a party including, without limitation, for the account of each of the Lenders that has requested same, the appropriate Term Note, Revolving Note or Swing Line Note executed by Company, in each case in the amount, maturity and as otherwise provided herein.

B.            No Material Adverse Effect.  Since December 31, 2008, nothing shall have occurred (and neither Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which Administrative Agent or the Requisite Lenders shall determine has had, or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

C.            Consummation of New Senior Note Issuance.

(i)            On or before the Closing Date, Company shall have received cash proceeds of at least $190,000,000 (calculated before initial purchasers’ discounts, original issue discount and commissions) from the issuance by it of a like principal amount of New Senior Notes and Company shall have utilized the full amount of the cash proceeds received by it to make payments owing in connection with the Transaction prior to the utilization by Company of any proceeds of Loans for such purpose.

(ii)           On the Closing Date, the issuance of the New Senior Notes shall have been consummated in accordance with the terms and conditions of the applicable Related Agreements therefor and all applicable laws.  On the Closing Date, (x) Administrative Agent shall have received true and correct copies of all New Senior Notes Documents (together with the exhibits and schedules thereto) in the form so executed, in each case certified as such by a Responsible Officer of Company, (y) all such New Senior Notes Documents and all terms and conditions thereof (including, without limitation, amortization, maturities, interest rates, covenants, defaults, remedies, guaranties and guarantors) shall be in form and substance reasonably satisfactory to Administrative Agent and (z) all such New Senior Notes Documents shall be in full force and effect.

D.            Other Related Agreements in Full Force and Effect.  Administrative Agent shall have received a fully executed or conformed copy of each of the other Related Agreements and any documents executed in connection therewith.  Each such Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material.

E.             Approvals.  On or prior to the Closing Date, (i) all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Loan Documents or Related Agreements or otherwise referred to herein or therein, (ii) there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Loan Documents or the Related Agreements or otherwise referred to herein or therein and (iii) there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Loan Document, or (b) which Administrative Agent or the Requisite Lenders shall determine has had, or would reasonably be expected to have, a Material Adverse Effect.

F.             Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i)            Termination of Existing Credit Agreement and Related Liens; Existing Letters of Credit.  On the Closing Date, (a) Company and its Subsidiaries shall have repaid in full all Indebtedness outstanding under the Existing Credit Agreement, together with all accrued but unpaid interest, fees and other amounts owing thereunder, (b) all commitments to lend or make other extensions of credit thereunder shall have been terminated, (c) all security interests in respect of, and Liens securing, the Indebtedness and other obligations under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and Administrative Agent shall have received all such releases as may have been requested by Administrative Agent, which releases shall be in form and substance satisfactory to Administrative Agent, including, without limiting the foregoing, (I) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Company or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, and (II) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Company or any of its Subsidiaries on which filings have been made, and (d) other than with respect to Existing Letters of Credit, Company and its Subsidiaries shall have made arrangements with respect to the cancellation or transfer of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto, in each case in form and substance satisfactory to Agents and Lenders.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect set forth in this Section 4.1F(i).

(ii)           Consent Solicitation relating to the Existing Senior Subordinated Notes and Consummation of Tender Offer.  On the Closing Date, pursuant to the Consent Solicitation, Company shall have obtained all such consents and amendments with respect to the Existing Senior Subordinated Note Indenture as may be required to permit the consummation of the Closing Date Refinancing, the related financings (including the incurrence of the Obligations hereunder and issuance of the New Senior Notes) and the other transactions contemplated by the Loan Documents, and Company shall have accepted for repurchase all of the Existing Senior Subordinated Notes tendered as of the Consent Date (as defined in the Tender Offer Materials).

(iii)          Existing Indebtedness to Remain Outstanding.  Administrative Agent shall have received an Officer’s Certificate of Company stating that, after giving effect to the transactions described in this Section 4.1F, the Indebtedness of Company and its Subsidiaries (other than Indebtedness and unfunded credit facilities under the Loan Documents and the New Senior Notes and the portion of the Existing Senior Subordinated Notes, if any, not tendered as of the Consent Date (as defined in the Tender Offer Materials)) shall consist of approximately $25,000,000 in Capital Lease obligations and Equipment Notes described in Schedule 7.1 annexed hereto.  On and as of the Closing Date, other than Existing Senior Subordinated Notes tendered on and after the Closing Date pursuant to the Tender Offer, all of the Indebtedness described in the preceding sentence shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

G.            Security Interests in Pledged Collateral.  Administrative Agent shall have received evidence satisfactory to it that Company and each other Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such registrations, filings and recordings (other than the filing or recording of items described in clause (iii) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Pledged Collateral.  Such actions shall include the following:

(i)            Schedules to Pledge Agreement.  Delivery to Administrative Agent of accurate and complete schedules to the Pledge Agreement;

(ii)           Stock Certificates.  Delivery to Administrative Agent of certificates to the extent applicable (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock included in the Pledged Collateral; and

(iii)          UCC Financing Statements.  Delivery to Administrative Agent of a UCC financing statement with respect to certain Collateral under the Pledge Agreement, for filing in the jurisdiction of organization of the Loan Party.

H.            Security Interests under the Security Agreement

On the Closing Date, each Loan Party shall have duly authorized, executed and delivered the Security Agreement, together with:

(i)            proper financing statements (Form UCC-1 or the equivalent) fully executed (as necessary) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Company or any other Loan Party as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name Company or any other Loan Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens permitted by this Agreement or (y) those in respect of which Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)          evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

I.              Subsidiary Guaranty.  On or before the Closing Date, each Pledged Subsidiary shall have duly authorized, executed and delivered the Subsidiary Guaranty, and the Subsidiary Guaranty shall be in full force and effect.

J.             Pro Forma Balance Sheet.  On or before the Closing Date, Lenders shall have received from Company a pro forma consolidated balance sheet of Company and its Subsidiaries as of September 30, 2009, prepared in accordance with GAAP and reflecting the consummation of the Closing Date Refinancing, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance reasonably satisfactory to Lenders.

K.            Solvency Assurances.  On the Closing Date, Agents and Lenders shall have received a Financial Condition Certificate dated the Closing Date, substantially in the form of Exhibit XII annexed hereto and with appropriate attachments and in any event in form and substance reasonably satisfactory to Agents demonstrating that, after giving effect to the consummation of the Closing Date Refinancing and the other transactions contemplated by the Loan Documents and the Related Agreements, Company will be solvent.

L.             Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received (a) original executed copies of one or more favorable written opinions of (i) Eli Glovinsky, General Counsel for Company and (ii) Latham & Watkins LLP, special counsel for Loan Parties, each dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto and such other matters as Administrative Agent may reasonably request, and Company hereby requests such counsel for Loan Parties to deliver such opinions, in each case addressed to Administrative Agent and Collateral Agent in their capacities as such, and each of the Lenders, and (b) original executed copies of one or more favorable written opinions of special counsel in Oregon, dated as of the Closing Date and setting forth such matters under Oregon law related or incidental to the transactions contemplated herein and under the Collateral Documents as Administrative Agent may reasonably request.

M.           Fees.  Company shall have paid to Administrative Agent, for distribution (as appropriate) to Agents and Lenders, the Fees payable on the Closing Date referred to in Section 2.3.

N.            Representations and Warranties.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Sections 5.1, 5.2, 5.4, 5.7, 5.9 and 5.12 are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date).

O.            Insurance.  Company shall have delivered to Administrative Agent certificates of insurance evidencing the existence of all insurance required to be maintained by Company pursuant to Section 6.4B and the designation of Collateral Agent as the sole/first loss payee (with respect to the Collateral) and Collateral Agent as additional insured as its interests may appear, as the case may be, thereunder to the extent required by Section 6.4B, such certificates to be in such form and contain such information as is specified in Section 6.4B.  In addition, Company shall have delivered a certificate of a Responsible Officer of Company setting forth the insurance obtained by it in accordance with the requirements of Section 6.4B and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

4.2           Conditions to All Loans.  The obligation of each Lender to make Loans (including Loans to be made on the Closing Date, but excluding Refunded Swing Line Loans made after the Closing Date, which shall be made as provided in Section 2.1A(iii)) on each Funding Date is subject to the following further conditions precedent:

A.            Administrative Agent shall have received at the Notice Office on or before that Funding Date, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent; and

B.            (i)  As of that Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(ii)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Potential Event of Default or an Event of Default.

4.3           Conditions to Letters of Credit.  The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received at the Notice Office, in accordance with the provisions of Section 3.1B and Section 3.3A, an originally executed Request for Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in Section 3.3A; and

B.            On the date of issuance of such Letter of Credit, all conditions precedent described in Section 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

4.4           Satisfaction of Conditions to Closing Date.  In determining the satisfaction of the conditions specified in Section 4.1, (i) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 4.1B, each Lender which has not notified Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date.  Upon Administrative Agent’s good faith determination that the conditions specified in Section 4.1 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Company from any liability for failure to satisfy one or more of the applicable conditions contained in Section 4.1).

4.5           Company Representation and Warranty.  The acceptance of the benefits of each Loan and Letter of Credit shall constitute a representation and warranty by Company to Administrative Agent and each of the Lenders that all the conditions specified in Section 4.1 (with respect to Loans and Letters of Credit on the Closing Date), in Section 4.2 (with respect to all Loans) and in Section 4.3 (with respect to all Letters of Credit) are satisfied as of that time.

SECTION 5.           COMPANY’S REPRESENTATIONS AND WARRANTIES.  In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

5.1           Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Company and each Material Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto and has all requisite organizational power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party has all requisite organizational power and authority to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Company and each Material Subsidiary is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except to the extent that the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

C.            Subsidiaries.  All of the Subsidiaries and Unrestricted Subsidiaries of Company as of the Closing Date are identified in Schedule 5.1 annexed hereto and, to the best knowledge of Company, each Material Subsidiary as of the Closing Date has been so designated on said Schedule 5.1.

5.2           Authorization of Borrowing, etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate or other action on the part of each Loan Party that is a party thereto.

B.            No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to Company or any of its Material Subsidiaries or any other Loan Party, the Certificate or Articles of Incorporation or Bylaws (or equivalent constitutional documents) of Company or any of its Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on Company or any of its Material Subsidiaries or any other Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Material Subsidiaries or any other Loan Party, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Secured Parties).

C.            Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any recording or registration with, order, consent, approval, license, authorization or validation of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) any thereof that have been obtained or made on or  prior to the Closing Date and are in full force and effect, (ii) as of the Closing Date with respect to the consummation of the Transaction, any thereof which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iii) any filings which are necessary to perfect the security interests created under the Collateral Documents, which filings will be made within ten days following the Closing Date).

D.            Binding Obligation.  Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3           Financial Condition.  A.  Company has heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 2008 and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended.  All such statements present fairly in all material respects the consolidated financial condition of Company and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, and were prepared in conformity with GAAP consistently applied except to the extent provided in the notes to said financial statements.

B.            Company has heretofore delivered to Lenders, at Lenders’ request, the unaudited consolidated balance sheet of Company and its Subsidiaries as at September 30, 2009, and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the Fiscal Quarter then ended.  All such statements present fairly in all material respects the consolidated financial condition of Company and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, and were prepared in conformity with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

5.4           No Material Adverse Effect.  Since December 31, 2008, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5           Title to Properties; Liens.  Neither Company nor any other Loan Party owns in fee simple any Real Property as of the Closing Date.  Company and each of its Subsidiaries have good title to, or valid leasehold interests in, all properties that are necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title or leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6           Intellectual Property.  Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens, except where the failure to so own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7           Litigation; Adverse Facts.  Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries that, individually or in the aggregate (taking into consideration, among other things, the ability of Company and its Subsidiaries to obtain indemnification in respect thereof from Persons that are willing and able to honor any existing indemnification obligations with respect thereto), could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5.8           Payment of Taxes.  Each of Company, each of its Subsidiaries and each other corporation (each a “Consolidated Corporation”) with whom Company or any of its Subsidiaries joins in the filing of a consolidated return has filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required to be filed by it, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its respective properties, income or assets to the extent the same have become due and payable, except those which are not yet delinquent or which are being contested in good faith and with respect to which a reserve has been established in accordance with GAAP.  There is no proposed tax assessment action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Company, threatened against Company, any of its Subsidiaries or any Consolidated Corporation that could reasonably be expected to have a Material Adverse Effect.

5.9           Use of Proceeds; Governmental Regulation.

A.            All proceeds of the Initial Term Loans will be used by Company to finance the Closing Date Refinancing, to repurchase or redeem all remaining Existing Senior Subordinated Notes not repurchased on the Closing Date and to pay fees and expenses incurred in connection with the Transaction.

B.            All proceeds of the Revolving Loans and the Swing Line Loans will be used for the working capital and general corporate purposes of Company and its Subsidiaries; provided that (x) no proceeds from Revolving Loans and Swing Line Loans may be used for the purposes described in Section 5.9A and (y) the proceeds of Swing Line Loans shall not be used to refinance then outstanding Swing Line Loans.

C.            All proceeds of the Incremental Term Loans shall be utilized for general corporate purposes of Company and its Subsidiaries.

D.            No part of any funding of Loans or issuance of Letters of Credit (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in violation of Regulation U.  Neither the making of any extension of credit hereunder, nor use of any of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E.             Neither Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.10         Employee Benefit Plans.

A.            Schedule 5.10A set forth each Pension Plan and Multiemployer Plan as of the Closing Date.  Company and each of its Subsidiaries are in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal, state or foreign law with respect to each Plan, and have performed all of their obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Company and each of its Subsidiaries have made all required contributions to any Pension Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.

B.            There are no pending or, to the knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.

C.            (i) No ERISA Event has occurred or is reasonably expected to occur except to the extent that any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) neither Company nor any of its Subsidiaries has engaged in a transaction described in Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.11         Environmental Protection.  Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(a)           neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(b)           there are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by Company or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Company or its existing or former Subsidiaries for wastes treatment or disposal, which could reasonably be expected to require any construction or other capital costs or any clean-up obligations to be incurred prior to the Term Loan Maturity Date in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.12         Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Company or any of its Subsidiaries to Administrative Agent or any Lender in writing on or before the Closing Date (including any such information contained in the Confidential Information Memorandum or in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries) for purposes of or use in connection with the transactions contemplated by this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Company in writing to Administrative Agent or any Lender will be true and correct in all material respects and not incomplete by omitting to state any fact necessary in order to make the statements contained herein and therein, taken as a whole, not materially misleading at such time in light of the circumstances in which the same were made, it being understood that, for purposes of this Section 5.12, such factual information does not include projections and pro forma financial information.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.13         Compliance with Statutes, etc.  Each of Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.14         Matters Relating to Collateral.

A.            Creation, Perfection and Priority of Liens.  (i) The execution and delivery of the Collateral Documents by the Loan Parties, together with (a) the actions taken on or prior to the date hereof pursuant to Sections 4.1G, 4.1H and 6.7 hereof and (b) the delivery to Collateral Agent of any Pledged Collateral not delivered to Administrative Agent or Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered and, if such Pledged Collateral had been previously delivered to Administrative Agent, such Pledged Collateral has been delivered by Administrative Agent to Collateral Agent) are effective to create in favor of Administrative Agent or Collateral Agent, as the case may be, for the benefit of the appropriate Secured Parties (as defined in such Collateral Document), as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing or recording of any UCC financing statements or other Collateral Documents delivered to Administrative Agent or Collateral Agent for filing or recordation (but not yet filed or recorded) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent or Collateral Agent.

(ii)           Once executed and delivered pursuant to the terms of Section 6.7B, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

B.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent or Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent or Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 5.14A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.            Absence of Third-Party Filings.  Except such as may have been filed in favor of Administrative Agent or Collateral Agent as contemplated by Section 5.14A and filings for Liens permitted hereunder, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office (except as may have been filed (a) to secure Indebtedness which is no longer outstanding and (b) with respect to commitments to lend which have been terminated) and (ii) no effective filing concerning a security interest or other Lien covering all or any part of the IP Collateral material to the Company’s business is on file in the PTO or the United States Copyright Office.

D.            Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E.             Information Regarding Collateral.  All information supplied to Administrative Agent or Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.15            Insurance.  Schedule 5.15 sets forth a listing of all insurance maintained by Company and its Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of Company that are not material), with the amounts insured (and any deductibles) set forth therein.

5.16         Indebtedness.  Schedule 7.1 sets forth a list of all Indebtedness (including contingent obligations) of Company and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the New Senior Notes and any remaining outstanding Existing Senior Subordinated Notes), in each case showing the aggregate principal amount (as applicable) thereof and the name of the respective borrower and any Loan Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

SECTION 6.           AFFIRMATIVE COVENANTS.  Company covenants and agrees that, on and after the Closing Date and so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, Notes, Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1           Financial Statements and Other Reports.  Company will deliver to Administrative Agent and Lenders:

(i)            Quarterly Financials:  (a) no later than 45 days after the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company, its Subsidiaries and its Unrestricted Subsidiaries as at the end of the first three Fiscal Quarters of each Fiscal Year and the related consolidated statements of income and cash flows of Company, its Subsidiaries and its Unrestricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (b) promptly when available but in any event no later than 60 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of each Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case (under both clauses (a) and (b) above) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified (in the case of both clauses (a) and (b) above) by the chief financial officer of Company that they fairly present, in all material respects in accordance with GAAP, the financial condition of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(ii)           Year-End Financials:  (a) no later than 90 days after the end of each Fiscal Year, the consolidated balance sheet of Company, its Subsidiaries and its Unrestricted Subsidiaries as at the end of each Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company, its Subsidiaries and its Unrestricted Subsidiaries for such Fiscal Year, (b) promptly when available but in any event no later than 120 days after the end of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case (under both clauses (a) and (b) above) in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified (in the case of both clauses (a) and (b) above) by the chief financial officer of Company that they fairly present, in all material respects in accordance with GAAP, the financial condition of Company and its Subsidiaries as at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year, and (c) in the case of both clauses (a) and (b) above) (a) report thereon of a firm of independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified as to the scope of audit or as to the going concern status of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be (in either case taken as a whole), and shall state that such consolidated financial statements fairly present, in all material respects in accordance with GAAP, the consolidated financial condition of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be, as at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii)          Officers’ and Compliance Certificates:  together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officer’s Certificate of Company from a Responsible Officer of Company certifying on behalf of Company that, to such Responsible Officer’s knowledge, as at the date of such Officer’s Certificate, no condition or event has occurred or is continuing that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in Section 7.6 and with any specific dollar amounts specified in respect of any restrictions contained in any other provisions of Section 7; (c) in the event the identity of any of the Subsidiaries or Unrestricted Subsidiaries of Company has changed since the Closing Date (or, if applicable, since the date of the most recent Officer’s Certificate delivered to Lenders in accordance with this clause (c)), an Officer’s Certificate setting forth such change; (d) the amount of any Pro Forma Adjustment not previously set forth in any Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor, and (e) at the time of the delivery of the financial statements pursuant to subdivision (ii) above, the Available Amount as at the end of the Fiscal Year to which such statements relate;

(iv)          Accountants’ Certification:  together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes a Potential Event of Default or an Event of Default under Section 7.6 has come to their attention and, if such a condition or event has come to their attention, specifying the nature thereof; except to the extent that the delivery of such statement would be prohibited by professional auditing standards applicable to such matters.

(v)           SEC Filings:  promptly after the transmission thereof by Company or any of its Subsidiaries to the SEC, copies of any filings on Form 10-K, 10-Q, or 8-K and any effective registration statements (and, upon the effectiveness thereof, any material amendments thereto) filed with the SEC (but not any exhibits to any such registration statement or amendment (except as provided below) or any registration statement on Form S-8), and copies of all financial statements, proxy statements, notices and reports that Company or any of its Subsidiaries actually sends to the holders of any publicly-issued debt Securities of Company or any of its Subsidiaries (including the New Senior Notes and any Subordinated Indebtedness) in their capacity as such holders (in each case to the extent not theretofore delivered to Lenders pursuant to this Agreement and in each case including, to the extent requested by Administrative Agent, any schedules and exhibits thereto), in each case as so transmitted to the SEC;

(vi)          Events of Default, etc.:  promptly upon, and in any event within five Business Days after, any Responsible Officer of Company obtaining actual knowledge of (a) any condition or event that constitutes an Event of Default or Potential Event of Default or (b) any acceleration, redemption or purchase demands or notices provided by the trustee for, or any event of default under the New Senior Notes or, any Subordinated Indebtedness, a notice specifying the nature and period of existence of such condition or event or specifying the notice given by such trustee or the nature of such event of default, and what action Company has taken, is taking and proposes to take with respect thereto;

(vii)         Litigation or Other Proceedings:  promptly upon, and in any event within five Business Days after, any Responsible Officer of Company obtaining actual knowledge of (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any such case, could reasonably be expected to give rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(viii)        ERISA Events:

(A)          as soon as possible and, in any event, within ten days after any Responsible Officer of Company obtains knowledge of the occurrence or forthcoming occurrence of any ERISA Event (1) a written notice specifying the nature thereof and what action, if any, Company, any of its Subsidiaries or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and (2) any notices required or proposed to be given or filed by Company, any of its Subsidiaries or any ERISA Affiliate or the administrator of the affected Plan to or with the Internal Revenue Service, the Department of Labor, the PBGC, any other government agency, a Multiemployer Plan sponsor or a Plan participant concerning any ERISA Event;

(B)           as soon as possible and, in any event, within ten days of receipt thereof, copies of any notice received by Company, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service, the Department of Labor, the PBGC, any other governmental agency or from a Multiemployer Plan sponsor, in any case, concerning any ERISA Event; and

(C)           if, at any time after the Closing Date, Company, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 5.10A, as may be updated from time to time, an updated Schedule 5.10A as soon as possible and, in any event, within ten (10) days after Company, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to (or incurs an obligation to contribute to), such Pension Plan, and such updated Schedule 5.10A shall supersede and replace the existing Schedule 5.10A.

(ix)           Financial Plans:  as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, consolidated operating and related budgets for (a) Company, its Subsidiaries and its Unrestricted Subsidiaries and (b) Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year (the “Financial Plan” for such Fiscal Year), in reasonable detail as customarily prepared by management of Company for its internal use and setting forth an explanation of the principal assumptions on which such budgets are based;

(x)            Environmental Audits and Reports:  as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Real Estate (as defined in Section 6.1(xi)(1)) which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(xi)           Notice of Certain Environmental Matters:  promptly upon any Responsible Officer of Company obtaining knowledge of any one or more of the following environmental matters the existence of which, either individually or when aggregated with all other such matters, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying in reasonable detail the nature thereof and what action Company and its Subsidiaries have taken, are taking or propose to take with respect thereto:

(1)           any pending or threatened Environmental Claim against Company or any of its Subsidiaries or any land, buildings and improvements owned or leased by Company or any of its Subsidiaries (but excluding all operating fixtures and equipment, whether or not incorporated into improvements) (collectively, “Real Estate”);

(2)           any condition or occurrence that (x) results in noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any Real Estate;

(3)           any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; or

(4)           the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;

(xii)          Pro Forma Adjustment Certificate: not later than the consummation of any Acquisition by Company or any of its Subsidiaries for which there shall be a Pro Forma Adjustment, an Officer’s Certificate of Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;

(xiii)         Other Information:  with reasonable promptness, such other information, data or documents (financial or otherwise) with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent on its own behalf or on behalf of Requisite Lenders;

(xiv)        Insurance:  as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Collateral Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year; and

(xv)         Notice of Intent to Cure.  Within the time frame set forth in the last paragraph of Section 8, on each occasion permitted therein, a Notice of Intent to Cure if a Cure Right will be exercised thereunder.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been furnished and delivered if such information, or one or more annual, quarterly or other reports or filings containing such information, shall have been (a) delivered to the Administrative Agent in electronic format or (b) electronically filed with the SEC, and notice thereof shall have been provided to the Administrative Agent.  Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.2           Corporate Existence, etc.  Except as permitted under Section 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its corporate existence (except, in the case of a Subsidiary of Company only, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect) and (ii) all rights and franchises material to its business (except, in any case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

6.3           Payment of Taxes and Claims.  Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all lawful material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or could reasonably be expected to become a Lien upon any of the properties or assets of Company or any of its Subsidiaries; provided that no such charge or claim need be paid if it is being contested in good faith and by proper proceedings, so long as it has maintained adequate reserves with respect thereto in accordance with GAAP.

6.4           Maintenance of Properties; Insurance.

A.            Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all material Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

B.            Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers (in the good faith judgment of Company’s management), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Each such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy.  The provisions of this Section 6.4B shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

6.5           Books, Records, and Inspection Rights.  Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities.  Company shall, and shall cause each of its Material Subsidiaries to, permit any authorized representatives designated by Administrative Agent or Requisite Lenders to visit and inspect any of the properties of Company or of any of its Material Subsidiaries, to inspect, copy and make abstracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6           Compliance with Laws, etc.  Company shall comply, and shall cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any governmental authority having jurisdiction over it, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7           Execution of Loan Document by Future Domestic Subsidiaries; Additional Collateral.

(i)            In the event that any existing Domestic Subsidiary becomes a Pledged Subsidiary after the date hereof or any Person becomes a Domestic Subsidiary after the date hereof and such Domestic Subsidiary is a Pledged Subsidiary, in each case other than any Designated Non-Wholly-Owned Subsidiary (each, a “New Domestic Subsidiary”), Company will promptly notify Administrative Agent and Collateral Agent of such fact and cause such New Domestic Subsidiary to (i) execute and deliver to Administrative Agent and Collateral Agent a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, (ii) cause the capital stock owned by such New Domestic Subsidiary of any direct Domestic Subsidiary (which is a Pledged Subsidiary) or direct any Material Foreign Subsidiary of such New Domestic Subsidiary (or, if such New Domestic Subsidiary owns 65% or more of the total combined voting power of all classes of Voting Stock of any such direct Material Foreign Subsidiary, 65% of the Voting Stock and 100% of the non-Voting Stock of such direct Material Foreign Subsidiary) to be pledged under the Pledge Agreement and, in the case of any such direct Material Foreign Subsidiary, also under any pledge agreements or instruments that Collateral Agent deems necessary or advisable, or that Collateral Agent may reasonably request, pursuant to the terms of the Pledge Agreement to effectuate such pledge in the jurisdiction in which such Material Foreign Subsidiary is organized, and (iii) take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.1G and H) as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.  In the event that any Person becomes a direct Domestic Subsidiary (which is a Pledged Subsidiary) of a direct Material Foreign Subsidiary after the date hereof, Company will promptly notify Collateral Agent of that fact and cause the capital stock owned by Company of such direct Domestic Subsidiary or such direct

Material Foreign Subsidiary (or, if Company owns 65% or more of the total combined voting power of all classes of Voting Stock of any such direct Material Foreign Subsidiary, 65% of the Voting Stock and 100% of the non-Voting Stock of such direct Material Foreign Subsidiary) to be pledged under the Pledge Agreement and, in the case of any such direct Material Foreign Subsidiary, also under any pledge agreements or instruments that Collateral Agent deems necessary or advisable, or that Collateral Agent may reasonably request, pursuant to the terms of the Pledge Agreement to effectuate such pledge in the jurisdiction in which such Material Foreign Subsidiary is organized.

B.            Company will, and will cause each other Loan Party to, grant to Collateral Agent for the benefit of the Secured Parties Mortgages on Real Property not subject to a Permitted Lien (such Mortgages limited to unencumbered owned Real Property with a fair market value in excess of $3,500,000) as may be requested from time to time by Administrative Agent or the Requisite Lenders (collectively, the “Additional Collateral Documents”). All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Collateral Agent and shall constitute valid and enforceable First Priority Liens.  The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Collateral Agent required to be granted pursuant to the Additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  In the case of any Mortgages pursuant to this Section 6.7B, Company or the respective Loan Party shall deliver to Collateral Agent:

(i)            a fully executed counterpart of such Mortgage and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and UCC Fixture Filings shall cover such Mortgaged Property, together with evidence that counterparts of such Mortgage and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)           a Mortgage Policy relating to such Mortgage of the respective Mortgaged Property, issued by a title insurer reasonably satisfactory to Collateral Agent, in an insured amount satisfactory to Collateral Agent and insuring Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with such Mortgage Policy (1) to be in form and substance reasonably satisfactory to Collateral Agent, (2) to include, as requested by Collateral Agent, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as Collateral Agent in its discretion may reasonably request;

(iii)          to induce the title company to issue the Mortgage Policy referred to in clause (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by Company of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage and issuance of such Mortgage Policy;

(iv)          a survey of such Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to Collateral Agent) to Collateral Agent in its capacity as such, White & Case LLP and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of clause (ii) above;

(v)           to the extent requested by Administrative Agent, copies of all leases in which Company or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to Administrative Agent); and

(vi)          flood certificates covering such Mortgaged Property in form and substance acceptable to Administrative Agent, certified to Collateral Agent in its capacity as such and whether or not such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

C.            Company will, and will cause each of the other Loan Parties to, at the expense of Company, make, execute, endorse, acknowledge, file and/or deliver to Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Collateral Documents as Collateral Agent may reasonably require and are necessary for the perfection or priority of the Liens intended to be granted by the Collateral Documents. Furthermore, Company will, and will cause the other Loan Parties that are Subsidiaries of Company to, deliver to Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by Administrative Agent to assure itself that this Section 6.7 has been complied with.

D.            If Administrative Agent or the Requisite Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Company and the other Loan Parties constituting Collateral, Company will, at its own expense, provide to Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

E.             Company agrees that each action required by clauses (B) through (D) of this Section 6.7 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by Administrative Agent (unless extended by Administrative Agent in its sole discretion); provided that in no event will Company or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 6.7.

6.8           Transactions with Affiliates.  Company shall, and shall cause each of its Subsidiaries to, conduct all transactions with any of its Affiliates (other than Company or any of its Subsidiaries) upon terms that are substantially as favorable to Company or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Company or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) reasonable and customary fees paid to members of the Board of Directors of Company and its Subsidiaries, and (b) transactions otherwise expressly permitted hereunder between Company or any of its Subsidiaries and any such Affiliate.

6.9           Use of Proceeds; Conduct of Business.  Company shall use proceeds of the Loans only as provided in Section 5.9.  From and after the Closing Date, Company shall, and shall cause its Subsidiaries (taken as a whole) to, engage primarily in (i) the lines of business carried on by Company and its Subsidiaries on the Closing Date and (ii) other businesses or activities that are reasonably similar thereto or that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

6.10         Fiscal Year; Fiscal Quarter.  Company shall maintain (i) its and each of its Subsidiaries’ Fiscal Year-end at December 31 of each year and (ii) its and each of its Subsidiaries’ Fiscal Quarters to end on March 31, June 30, September 30 and December 31 of each year; provided that in the case of clause (i) above, Company may, upon prior written notice to Administrative Agent, change such Fiscal Year-end to any other date reasonably acceptable to Administrative Agent, in which case Company and Administrative Agent shall, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary in order to reflect any corresponding changes in financial reporting.

6.11         Maintenance of Company Separateness.  Company shall, and shall cause each of its Significant Subsidiaries to, satisfy customary corporate or other organizational formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate corporate or other organizational records and (iii) the maintenance of separate bank accounts (if any) in its own name.  Neither Company nor any of its Significant Subsidiaries shall take any action, or conduct its affairs in a manner, which would reasonably be expected to result in the existence of Company or any of its Significant Subsidiaries being ignored, or in the assets and liabilities of Company or any of its Significant Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

6.12         Interest Rate Protection.  No later than 180 days following the Closing Date, Company will enter into (and thereafter maintain at least until the third anniversary of the Closing Date) Interest Rate Agreements on terms mutually acceptable to Company and Administrative Agent, after giving effect to which at least 50% of Company’s Funded Debt will bear interest at a fixed or maximum rate.

6.13         Existing Senior Subordinated Notes.  Company shall redeem in full all Existing Senior Subordinated Notes no later than February 24, 2010.

SECTION 7.           NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, Notes, Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1           Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Company may become and remain liable with respect to the Obligations;

(ii)           Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations permitted under Section 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Guarantee Obligations so extinguished;

(iii)          Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company;

(iv)          Company and its Subsidiaries may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;

(v)           Company may remain liable with respect to any portion of the Existing Senior Subordinated Notes not tendered prior to the Closing Date pursuant to the Tender Offer until February 24, 2010;

(vi)          Company may become and remain liable with respect to (a) up to $190,000,000 aggregate principal amount of New Senior Notes and (b) Indebtedness issued by Company in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise prepay or retire (collectively, to “Refinance” or a “Refinancing”), the New Senior Notes (the “Replaced Debt”); provided that in the case of (b) such Indebtedness is unsecured and pari passu with or subordinated to the Obligations, such Indebtedness shall not mature prior to six months after the stated final maturity of all Indebtedness under this Agreement, after giving effect to the incurrence of such Indebtedness and the payment of interest thereon, Company shall be in pro forma compliance with Section 7.6 of this Agreement, and the other terms of such Indebtedness (including amortization schedule, covenants, defaults, remedies, and other material terms thereof) shall be on prevailing market terms (in the good faith judgment of the Company), and the aggregate principal amount of such Indebtedness shall not exceed the sum of (x) the aggregate principal amount of the Replaced Debt thereby Refinanced plus (y) the amount of any tender premium, call premium or similar premium (any such premium being a “Refinancing Premium”) paid by Company in connection with such Refinancing plus (z) the costs of issuance of such Indebtedness, including placement agent fees or underwriting commissions (such Indebtedness meeting the requirements set forth above being “Refinancing Debt”);

(vii)         Company and its Subsidiaries may become and remain liable with respect to Indebtedness (a) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or (b) otherwise incurred in respect of Consolidated Capital Expenditures permitted under Section 7.8;

(viii)        Company and its Subsidiaries may become and remain liable with respect to Indebtedness under Hedge Agreements;

(ix)           Company and its Subsidiaries may remain liable with respect to (X) in the case of a Subsidiary, Indebtedness of such Subsidiary existing at the time of consummation of an Acquisition pursuant to which such Person becomes a Subsidiary of Company or (Y) Indebtedness secured by assets acquired by such Person in an Acquisition at the time of consummation of such Acquisition; provided that such Indebtedness was not incurred in contemplation of the Acquisition referred to in clause (X) or the acquisition of such assets referred to in clause (Y), as the case may be, and does not constitute Funded Debt;

(x)            Company and its Subsidiaries may extend the maturity of, and may become and remain liable with respect to Indebtedness incurred to refinance, any Indebtedness permitted under clauses (ii), (iv), (vii) and (ix); provided that (a) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such extension or refinancing and (y) the direct and contingent obligors with respect to such Indebtedness are not increased as a result of such extension or refinancing;

(xi)           Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(xii)          additional unsecured indebtedness so long as (a) no Potential Event of Default or Event of Default has occurred and is continuing; (b) Company would be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenants in Section 7.6 as of the most recent Fiscal Quarter for which financial statements were delivered pursuant to Sections 6.1(i) or (ii) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Company are available and if the last day of any such period is prior to the first Fiscal Quarter for which the covenants are tested, the levels for the first Fiscal Quarter for which the covenants are tested shall be deemed to apply for such purpose; (c) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or maturity prior to the date occurring six months after the Term Loan Maturity Date and (d) no Subsidiary of Company other than Subsidiary Guarantors shall be an obligor in respect of such Indebtedness.

7.2           Liens and Related Matters.  A. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (real or personal, tangible or intangible) (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i)            Permitted Encumbrances;

(ii)           Liens existing on the Closing Date securing Indebtedness and other obligations listed on Schedule 7.1;

(iii)          Liens granted pursuant to this Agreement or the Collateral Documents;

(iv)          Liens placed on property, plant or equipment and related assets used in the ordinary course of business of Company or any of its Subsidiaries to secure Indebtedness incurred to pay all or a portion of the purchase price thereof; provided that (a) the Lien encumbering such property, plant or equipment and related assets does not encumber any other asset of Company or any of its Subsidiaries other than similar assets at the same location and (b) the Indebtedness secured thereby is permitted under Section 7.1(vii);

(v)           Liens encumbering assets of a Subsidiary of Company that are granted to secure Indebtedness permitted under Section 7.1(ix) at the time such Indebtedness is originally incurred (and not in contemplation of the Acquisition referred to in Section 7.1(ix)); and

(vi)          Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding.

B.            No Further Negative Pledges.  Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, (ii) provisions in leases prohibiting assignment or encumbrance of the applicable leasehold interest, (iii) agreements granting liens permitted by this Agreement, (iv) the New Senior Notes Indenture or any Refinancing Debt Indenture, (v) agreements in effect on the Closing Date, (vi) provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vi) any agreement in effect at the time the Person becomes a Subsidiary so long as such agreement was not entered into in contemplation of the Person becoming a Subsidiary, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (ix) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced), neither Company nor any of its Subsidiaries (other than Designated Non-Wholly-Owned Subsidiaries) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure the Obligations.

C.            No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Except as provided herein, Company will not, and will not permit any of its Subsidiaries (other than Designated Non-Wholly-Owned Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock or other equity interests owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) the New Senior Notes Documents or any Refinancing Debt Indenture, (d) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Company or any of its Subsidiaries, (e) customary provisions restricting assignment of any licensing agreement (in which Company or any of its Subsidiaries is the licensee) or other contract entered into by Company or any of its Subsidiaries in the ordinary course of business, (f) restrictions on the transfer of any asset pending the close of the sale of such asset, (g) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.2A(ii) or (iv), and (h) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced).

7.3           Investments; Joint Ventures.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i)            Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(ii)           Company and its Subsidiaries may make loans and advances to officers, directors and employees of Company or any of its Subsidiaries (a) to finance the purchase of capital stock of Company and (b) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for additional purposes not contemplated by the foregoing clause (a);

(iii)          Company and its Subsidiaries may make and own Investments consisting of any non-cash proceeds received by Company or any of its Subsidiaries in connection with any Asset Sale permitted under Section 7.7(v);

(iv)          Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto and Company and its Subsidiaries may make and own Investments purchased with the proceeds of the sale of any Investments permitted under this Section 7.3(iv);

(v)           Company and its Subsidiaries may make and own Investments in any Person in which Company or any of its Subsidiaries has an interest of 50% or less in an aggregate amount at any time not exceeding $50,000,000;

(vi)          Company and its Subsidiaries may make and own Investments (collectively, “Unrestricted Investments”) in addition to those permitted under clauses (i) through (v) above, including Investments in Unrestricted Subsidiaries, as follows: (a) Unrestricted Investments in an aggregate amount not to exceed at any time $45,000,000 for all such Unrestricted Investments (including all such Unrestricted Investments in Unrestricted Subsidiaries) and (b) Unrestricted Investments in addition to the Unrestricted Investments permitted under the preceding clause (a), provided that after giving effect to any such additional Unrestricted Investment pursuant to this clause (b) the Available Amount Usage shall not exceed the Available Amount; and provided further, that Investments by Company and its Subsidiaries in non-wholly-owned Subsidiaries which do not become Loan Parties hereunder shall not exceed $15,000,000 in the aggregate; and

(vii)         Any Acquisition permitted by Section 7.7.

7.4           Guarantee Obligations.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Guarantee Obligation, except:

(i)            Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of the Guaranties;

(ii)           Company may become and remain liable with respect to Guarantee Obligations in respect of Letters of Credit;

(iii)          Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(iv)          Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(v)           Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by Section 7.1;

(vi)          Company and its Subsidiaries, as applicable, may remain liable with respect to Guarantee Obligations described in Schedule 7.4 annexed hereto; and

(vii)         Company and its Subsidiaries may become and remain liable with respect to other Guarantee Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Guarantee Obligations shall at no time exceed $15,000,000.

7.5           Restricted Junior Payments.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may repurchase or redeem its Existing Senior Subordinated Notes not tendered prior to the Closing Date pursuant to the Tender Offer in accordance with the Tender Offer or the terms of the Existing Senior Subordinated Note Indentures, as the case may be and (ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, Company may:

(a)           repurchase shares of its capital stock (together with options or warrants in respect of any thereof) held by officers, directors and employees of Company so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;

(b)           purchase, redeem or otherwise acquire shares of common stock of Company or warrants or options to acquire any such shares with proceeds received by Company from substantially concurrent equity contributions or issuances of new shares of its common stock;

(c)           redeem or exchange, in whole or in part, any capital stock of Company for shares of another class of capital stock of Company or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption or exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefor;

(d)           redeem, repurchase or otherwise prepay the Existing Senior Subordinated Notes pursuant to the Closing Date Refinancing; and

(e)           make other Restricted Junior Payments; provided that in each case, after giving effect thereto the Available Amount Usage shall not exceed the Available Amount.

7.6           Financial Covenants.

A.            Minimum Interest Coverage Ratio.  Company shall not permit the Minimum Interest Coverage Ratio for the four-Fiscal Quarter period ending on the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2009) to be less than 2.75:1.00.

B.            Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated.

Year	Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
2009	Fourth	4.75:1.00

2010	First	4.75:1.00
	Second	4.75:1.00
	Third	4.75:1.00
	Fourth	4.75:1.00

2011	First	4.75:1.00
	Second	4.50:1.00
	Third	4.50:1.00
	Fourth	4.50:1.00

2012	First	4.50:1.00
	Second	4.25:1.00
	Third	4.25:1.00
	Fourth	4.25:1.00

2013	First	4.25:1.00

Thereafter		4.00:1.00

7.7           Restrictions on Certain Fundamental Changes; Asset Sales and Acquisitions.  Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or make any Acquisition, except:

(i)            any Subsidiary of Company may be merged with or into Company or any other Subsidiary of Company, and any Subsidiary of Company may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including capital stock of any Subsidiary of Company) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any other Subsidiary of Company; provided that (a) in the case of any such merger involving Company, Company shall be the continuing or surviving corporation, (b) in the case of any such merger involving a Subsidiary Guarantor and another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation and (c) the aggregate fair market value of assets conveyed, sold, leased, transferred or disposed of by Company or any Subsidiary Guarantor to a Subsidiary which is not a Subsidiary Guarantor shall not exceed $5,000,000 in any Fiscal Year (other than assets conveyed, sold, leased, transferred or disposed of for fair value and consideration consisting of at least 75% cash);

(ii)           Company and its Subsidiaries may make Acquisitions (by merger or otherwise) so long as the requirements of Section 6.7 have been satisfied and prior to the consummation of any such Acquisition, Company shall have delivered to Administrative Agent (a) financial statements for Company and its Subsidiaries for the four Fiscal-Quarter period most recently ended (the “Pro Forma Test Period”), prepared on a Pro Forma Basis as if such Acquisition had been consummated on the first day of the Pro Forma Test Period and giving effect to Company’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof, and (b) a pro forma Compliance Certificate demonstrating that, on the basis of such pro forma financial statements, Company would have been in compliance with all financial covenants set forth in Section 7.6 on the last day of the Pro Forma Test Period; provided that, for Acquisitions consummated prior to the last day of the first Fiscal Quarter of 2010, the requirements of Section 7.6 in effect for the four Fiscal-Quarter period ending on such date shall be deemed to be in effect for the Pro Forma Test Period;

(iii)          Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(iv)          Company and its Subsidiaries may sell or otherwise dispose of other assets in transactions that do not constitute Asset Sales;

(v)           Company and its Subsidiaries may make Asset Sales of assets having a fair value not in excess of $65,000,000 during the term of this Agreement; provided that (w) the consideration received in each such Asset Sale shall be in an amount at least equal to the fair value of the assets being sold; (x) any non-cash consideration received by Company in respect of any such Asset Sale in the form of Indebtedness of any Person in an amount in excess of $5,000,000 shall be evidenced by a promissory note which shall be pledged by Company to Administrative Agent pursuant to the Pledge Agreement as security for the Obligations; and (y) the proceeds of such Asset Sales shall be applied as required by Section 2.4B(iii)(b); and

(vi)          Investments permitted under Section 7.3.

7.8           Consolidated Capital Expenditures.

A.            Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in any Fiscal Year in excess of (i) the amount set forth opposite such Fiscal Year below plus (ii) commencing in 2011, the Carryover Amount in effect for such Fiscal Year, provided that the maximum amount of Carryover Amount permitted to be used in any Fiscal Year shall be $35,000,000.

Fiscal Year	Maximum Consolidated Capital Expenditures

2010	$90,000,000
2011	$90,000,000
Thereafter	$100,000,000
2017

For purposes of this Section 7.8, “Carryover Amount” means, in respect of any Fiscal Year, (i) the amount set forth above for the immediately preceding Fiscal Year (or, commencing in Fiscal Year 2012, the sum of the amounts set forth above for the two immediately preceding Fiscal Years) minus (ii) the aggregate amount of Consolidated Capital Expenditures made pursuant to this Section 7.8A in such immediately preceding Fiscal Year (or, commencing in Fiscal Year 2012, the aggregate amount of Consolidated Capital Expenditures made pursuant to this Section 7.8A in the two immediately preceding Fiscal Years).

B.            In addition to the foregoing, Company may incur Consolidated Capital Expenditures in any Fiscal Year up to an amount which will not cause the Available Amount Usage to exceed the Available Amount.

7.9           Amendments of Documents Relating to other Indebtedness.  Company shall not amend or otherwise change, or consent to any amendment or change to, the terms of any New Senior Notes or Subordinated Indebtedness, or make any payment  consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to (i) increase the interest rate on such New Senior Notes or Subordinated Indebtedness (other than with respect to interest payable in kind so long as Company would be in compliance on a Pro Forma Basis after giving effect to the interest payable in kind with the covenants in Section 7.1), (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such New Senior Notes or Subordinated Indebtedness, to eliminate any such event of default or increase any grace period related thereto), (iv) change the redemption, prepayment or defeasance provisions thereof, (v) change any subordination provisions thereof (or of any guaranty thereof or guaranty requirements with respect thereto other than to release such guaranty), (vi) change or add any collateral therefor (other than to release such collateral), (vii) add any financial maintenance covenant thereto, or (viii) together with all other amendments or changes made, increase materially the obligations of the obligor thereunder or confer any material additional rights on the holders of such New Senior Notes or Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders (as determined by Administrative Agent  in its reasonable judgment).

SECTION 8.           EVENTS OF DEFAULT.  If any of the following conditions or events (“Events of Default”) shall occur:

8.1           Failure to Make Payments When Due.  (i)  Failure by Company to pay any installment of principal of any Loan or any Note when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (iii) failure by Company to pay any interest on any Loan or Note, any Fees or any other amounts owing hereunder or under any Loan Document, which failure in the case of clause (iii) shall continue unremedied for five or more days; or

8.2           Default in Other Agreements.  (i)  Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1) or Guarantee Obligations with an aggregate principal amount of $20,000,000 or more beyond the end of any grace or notice period provided in the instrument or agreement under which such Indebtedness or Guarantee Obligations was created; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Guarantee Obligations in the aggregate principal amount referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement evidencing, securing or relating to such item(s) of Indebtedness or Guarantee Obligation(s), if such breach or default continues after any applicable grace or notice period provided therefor, or any other event or condition shall occur or exist, unless cured or waived, and the effect of such breach or default or other event or condition is to cause, or to permit the holder or holders of that Indebtedness or Guarantee Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Guarantee Obligation(s) to become or be declared due and payable, or required to be prepaid other than by a regularly scheduled prepayment, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3           Breach of Certain Covenants.  Failure of Company to perform, observe or comply with any term or condition contained in Section 6.1(vi)(a), the first sentence of Section 6.9, Section 6.13 or Section 7; or

8.4           Breach of Warranty; etc.  Any representation, warranty, certification or other statement made or deemed to be made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time delivered to Administrative Agent or any Lender in writing pursuant hereto or in connection herewith shall prove to be untrue in any material respect on the date as of which made or deemed to be made; or

8.5           Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6           Bankruptcy; Appointment of Receiver, etc.  Company  or any of its Material Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Company or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Company or any of its Material Subsidiaries, to operate all or any substantial portion of the business of Company or any of its Material Subsidiaries, or Company or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Company or any of its Material Subsidiaries, or there is commenced against Company or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Company or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Company or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any action is taken by Company or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

8.7           Collateral Documents; Guaranties; Repudiation of Obligations, etc.  At any time after the execution and delivery thereof:

(i)            any of the Collateral Documents shall cease to be in full force and effect, or shall cease to give Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than with respect to Collateral the aggregate value of which is less than $15,000,000), in favor of Collateral Agent, superior to and prior to the rights of all Third Parties (except as permitted by Section 7.2), and subject to no other Liens (except as permitted by Section 7.2), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Collateral Document; or

(ii)           (a) any provision of the Subsidiary Guaranty or any guaranty entered into by a Subsidiary of Company pursuant to Section 6.7 for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, as to any material portion of Subsidiary Guarantors and other Subsidiaries guaranteeing the Obligations, or (b) or any Subsidiary Guarantor, or any Person acting for or on behalf of a Subsidiary Guarantor, shall deny or disaffirm such Subsidiary Guarantor’s obligations under any Subsidiary Guaranty or any guaranty entered into by a Subsidiary of Company pursuant to Section 6.7 for any reason, or

(iii)          any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party; or

8.8           Judgments and Attachments.  Any money judgments, decrees, writs or warrants of attachment or similar processes involving in the aggregate at any time an amount in excess of $20,000,000 (to the extent such amount is not adequately covered by insurance as to which the insurance company has not disputed coverage in writing) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and such judgments, decrees, writs or warrants of attachment or similar process either shall be final and non-appealable or shall not be discharged, vacated, bonded or stayed pending appeal for a period of 60 consecutive days; or

8.9           ERISA.  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan, except to extent that any such event, individually or in the aggregate, would not reasonably by expected to have a Material Adverse Effect; or

8.10         Change of Control.  A Change of Control shall occur;

THEN (i) upon the occurrence of any Event of Default described in Section 8.6, each of (a) the unpaid principal amount of and accrued interest on the Loans and the Notes, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations owing hereunder or under any Loan Document, shall automatically become immediately due and payable, without presentment, demand, protest or other notice or requirements of any kind, all of which are hereby expressly waived by Company, and (X) the Commitment of each Lender, (Y) the obligation of any Issuing Lender to issue any Letter of Credit and (Z) the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, (I) declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the Commitment of each Lender, the obligation of any Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 3.4C or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in Section 2.1A(iii), (II) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Collateral Documents, and/or (III) apply any cash collateral held by Administrative Agent pursuant to this Agreement to the repayment of the Obligations.

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.  The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Notwithstanding anything to the contrary contained in this Section 8, in the event that Company fails to comply with the requirements of Section 7.6 as of the end of any relevant Fiscal Quarter, Company shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 days after the date the Compliance Certificate is required to be delivered pursuant to Section 6.1(iii)) to receive cash contributions to its common equity or cash proceeds of common equity issuances in an amount equal to no greater than that needed to cause Company to be in compliance with the requirements of Section 7.6 (the “Cure Amount”), and, provided 100% of such cash contribution has been contributed, or such cash proceeds received, as common equity to Company as common equity, thereupon Company’s compliance with Section 7.6 shall be recalculated giving effect to the following pro forma adjustments:  (i) Consolidated Adjusted EBITDA shall be increased, solely for the purposes of determining compliance with Section 7.6, as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter by an amount equal to the Cure Amount (provided that, for such relevant Fiscal Quarter, Consolidated Total Debt shall not be recalculated to give effect to any repayment of Indebtedness with the Cure Amount) and (ii) if, after giving effect to the foregoing recalculations, the requirements of Section 7.6 shall be satisfied, then the requirements of Section 7.6 shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.6 that had occurred shall be deemed cured for the purposes of this Agreement.  Notwithstanding anything herein to the contrary, (a) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.6, (b) Company shall not be entitled to exercise the Cure Right more than two times during the term of this Agreement, (c) all Cure Amounts shall be disregarded for purposes of determining baskets with respect to the covenants contained in the Loan Documents, for purposes of determining pricing and for any other purpose, and may not be used to make a Restricted Junior Payment, and (d) upon Administrative Agent’s receipt of a notice from Company that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th day following date of delivery of the Compliance Certificate under Section 6.1(iii) to which such Notice of Intent to Cure relates, none of Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, Collateral Agent nor any other Lender or Secured Parties shall (i) exercise any right to foreclose on or take possession of the Collateral or (ii) exercise any other remedy hereunder or applicable law solely on the basis of an Event of Default having occurred and being continuing under Section 7.6.

SECTION 9.           ADMINISTRATIVE AGENT

9.1           Appointment.  The Lenders hereby irrevocably designate and appoint DB as Administrative Agent (for purposes of this Section 9 and Section 10.2, the term “Administrative Agent” also shall include DB in its capacity as Collateral Agent pursuant to the Collateral Documents) to act as specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.

9.2           Nature of Duties.

A.            Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents.  Neither Administrative Agent nor any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

B.            Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of Administrative Agent as, and to the extent, provided for under Section 10.2.  Without limitation of the foregoing, none of Lead Arrangers shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

9.3           Lack of Reliance on Administrative Agent.  Independently and without reliance upon Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Company and its Subsidiaries and, except as expressly provided in this Agreement, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Company or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Company or any of its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default.

9.4           Certain Rights of Administrative Agent.  If Administrative Agent requests instructions from the Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Requisite Lenders; and Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Requisite Lenders.

9.5           Reliance.  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by Administrative Agent.

9.6           Right to Indemnity.  To the extent Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by Company, the Lenders will reimburse and indemnify Administrative Agent (and any Affiliate thereof) in proportion to their respective “percentage” as used in determining the Requisite Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

9.7           Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Requisite Class Lenders”, “Requisite Lenders”, or any similar terms shall, unless the context clearly indicates otherwise, include Administrative Agent in its respective individual capacities.  Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.8           Holders.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

9.9           Resignation by Administrative Agent; Replacement.

A.            Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Potential Event of Default or an Event of Default under Section 8.6 then exists, Company.  Any such resignation by an Administrative Agent hereunder shall automatically, and with no further action required on the part of Administrative Agent, also constitute its resignation as an Issuing Lender and the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (B) and (C) below or as otherwise provided below.

B.            Upon any such notice of resignation by Administrative Agent, the Requisite Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Company, which acceptance shall not be unreasonably withheld or delayed (provided that Company’s approval shall not be required if an Event of Default then exists).

C.            If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, Administrative Agent, with the consent of Company (which consent shall not be unreasonably withheld or delayed, provided that Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

D.            If no successor Administrative Agent has been appointed pursuant to clause (B) or (C) above by the 20th Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

E.             The Requisite Lenders may at any time when Administrative Agent has become the subject of a proceeding under any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or had a receiver, conservator, trustee or custodian appointed for it, upon no less than 15 Business Days’ prior notice, replace Administrative Agent.  Any such replacement of Administrative Agent hereunder shall automatically, and with no further action required on the part of Administrative Agent, also constitute its resignation as an Issuing Lender and the Swing Line Lender, in which case the replaced Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such replacement.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clause (F) below or as otherwise provided below.

F.             If Administrative Agent is replaced pursuant to the preceding clause (E), the Requisite Lenders shall have the right to appoint a successor which successor Administrative Agent shall be consented to by Company (which consent shall not be unreasonably withheld or delayed, provided that Company’s consent shall not be required if an Event of Default then exists); provided that the successor Administrative Agent shall not be the subject of a proceeding under any  bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or had a receiver, conservator, trustee or custodian appointed for it and shall succeed to and become vested with all of the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

G.            The fees payable by Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Company and such successor.

H.            Upon a resignation or replacement of Administrative Agent pursuant to this Section 9.9, Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 9 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of Administrative Agent for all of its actions and inactions while serving as Administrative Agent.

9.10         Collateral Matters.

A.            Each Lender authorizes and directs Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

B.            The Lenders hereby authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Company and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 7.7, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders hereunder, to the extent required by Section 10.6) or (iv) as otherwise may be expressly provided in the relevant Collateral Documents.  Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.

C.            Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

9.11         Delivery of Information.  Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from any Loan Party, any Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 10.         MISCELLANEOUS

10.1         Benefit of Agreement; Assignments; Participations.

A.            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Company may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void) and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.10 and 10.1B) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.2 shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Potential Event of Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by Company hereunder shall be determined as if such Lender had not sold such participation.

B.            Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(a) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (b) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(b)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (in the case of Term Loans) or $2,000,000 (in the case of Revolving Loan Commitments) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that (i) at such time, Schedule 2.1 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying Company for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at Company’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(E) (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of Administrative Agent and, so long as no Potential Event of Default under Section 8.6 or Event of Default then exists and the Syndication Date has thereto occurred, Company, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that (I) Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof and (II) the consent of Administrative Agent shall not be required in connection with a repurchase or assignment pursuant to Section 2.13, (iv) Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.1D.  To the extent of any assignment pursuant to this Section 10.1B, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 10.1B to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Company the appropriate Internal Revenue Service Forms (and, if applicable, a Certificate re Non-Bank Status) described in Section 2.7B(iii) and, shall, for the avoidance of doubt, comply with the provisions of Section 2.7B(iii) in their entirety.  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.10 or this Section 10.1B would, at the time of such assignment, result in increased costs under Sections 2.6, 2.7 or 3.6 from those being charged by the respective assigning Lender prior to such assignment, then Company shall not be obligated to pay such increased costs (although Company, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  If an assigning Lender is entitled (on the date of assignment) to additional amounts pursuant to Section 2.7B(ii)(b) (or pursuant to this sentence) with respect to a United States withholding tax as a result of a change in applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the Closing Date, an assignee Lender similarly shall be entitled to such additional amounts (if not otherwise entitled to such amounts pursuant to Section 2.7B(ii)(b)) to the extent such assigning Lender was entitled to such additional amounts and such United States withholding tax would have been a Non-Excluded Tax with respect to such assignee Lender if such assignee Lender had been a party to this Agreement on the Closing Date.

C.            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to Administrative Agent (but without the consent of Administrative Agent or Company), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this Section 10.1C shall release the transferor Lender from any of its obligations hereunder.

D.            Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 10.1B shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.6, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such assigning Lender.

10.2         Expenses; Indemnity.

A.            Company hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of Administrative Agent, of each Issuing Lender and the Swing Line Lender in connection with the Back-Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Company or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Company or any of its Subsidiaries at any location, whether or not owned, leased or operated by Company or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Company, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Company or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

B.            To the full extent permitted by applicable law, Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

10.3         Patriot Act.  Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company and the other Loan Parties and other information that will allow such Lender to identify Company and the other Loan Parties in accordance with the Act.

10.4         Set-Off.  A.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Company against and on account of any Obligations and liabilities of the Loan Parties then due and payable to Administrative Agent, such Issuing Lender or such Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not Administrative Agent, such Issuing Lender or such Lender shall have made any demand for payment thereof and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

B.            NOTWITHSTANDING THE FOREGOING SECTION 10.4A, AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUISITE LENDERS OR APPROVED IN WRITING BY ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUISITE LENDERS OR ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SECTION 10.4B SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND ADMINISTRATIVE AGENT HEREUNDER.

10.5         Ratable Sharing.

A.            Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Loans, Unpaid Drawings, Letters of Credit, Fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

B.            Except as otherwise provided in this Agreement, Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Company in respect of any Obligations hereunder, Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its Pro Rata Share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

C.            Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 10.5A and B shall be subject to (i) Section 2.13 and (ii) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

10.6         Amendments and Waivers.

A.            Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Requisite Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Company may be released from, the

Subsidiary Guaranty and the Collateral Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Requisite Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender, except in the case of following clause (i) in connection with any extension of final scheduled maturity or reduction (or forgiveness) of principal) (with Obligations directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.2 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under all the Collateral Documents, (iii) amend, modify or waive any provision of this Section 10.6A (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of “Requisite Lenders” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders” on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date), or (v) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Potential Events of Default or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swing Line Lender, alter the Swing Line Lender’s rights or obligations with respect to Swing Line Loans, (4) without the consent of Administrative Agent, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Closing Date, without the consent of the Requisite Class Lenders of each Class which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Classes, pursuant to Section 2.4B(iv)(b) (it being understood, however, that the Requisite Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Classes, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (7) without the consent of the Requisite Class Lenders of the respective Class affected thereby, amend the definition of Requisite Class Lenders (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Class Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), or (8) without the written consent of the Requisite Class Lenders of Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 4 with respect to the making of Revolving Loans, Swing Line Loans or the issuance of Letters of Credit.  This Section 10.6 and the other voting-related provisions in this Agreement and the other Loan Documents are subject to the terms of Section 2.13B.

B.            If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 10.6A, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (a) or (b) below, to either (a) replace each such non-consenting Lender or Lenders (or, at the option of Company, if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.10 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (b) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay all outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable Pro Rata Share of the Letter of Credit Usage, in accordance with Section 2.4B(v), provided that unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (b) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (b), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that Company shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 10.6A.

C.            Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by Company, the Requisite Lenders and Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swing Line Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a Replacement Lender in accordance with Section 10.1) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, Administrative Agent and Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

D.            In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Company and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (the “Replacement Term Loans”) respectively, hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margins for such Replacement Term Loans shall not be higher than the Applicable Margins for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

E.             Notwithstanding anything to the contrary contained in Section 10.1A, Company, Administrative Agent and each Incremental Term Loan Lender and each Incremental RL Lender may, in accordance with the provisions of Section 2.11 or 2.12, as the case may be, enter into an Incremental Loan Commitment Agreement, provided that after the execution and delivery by the respective Company, Administrative Agent and each such Lender party to such Incremental Loan Commitment Agreement, such Incremental Loan Commitment Agreement may thereafter only be modified in accordance with the requirements this Section 10.6A.

10.7         Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing (including telecopier) and may be personally served, telecopied or sent by United States mail or courier service and shall be deemed to have been given when deposited in the mails, delivered in person or to the courier or sent by telecopier; provided that notices and communications to Administrative Agent and Company shall not be effective until received by Administrative Agent or Company, as the case may be.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Administrative Agent, at the Notice Office or at such other address as shall be designated by Administrative Agent in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.8         Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Sections 2.6D, 2.7, 3.5C, 3.6, 10.2 and 10.4 and the agreements of Lenders set forth in Sections 9.2A, 9.6, 9.10 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the execution, delivery and termination of this Agreement.

10.9         Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent, Collateral Agent, any Issuing Lender or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document and no course of dealing between Company or any other Loan Party and Administrative Agent, Collateral Agent, any Issuing Lender or any Lender shall impair such power, right or privilege or be construed to be or operate as a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies which Administrative Agent, Collateral Agent, and Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Administrative Agent, Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

10.10       Marshalling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11       Severability.  In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12       Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13       Headings.  Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.14       GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  A. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  COMPANY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER COMPANY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER COMPANY.  COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO COMPANY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST COMPANY IN ANY OTHER JURISDICTION.

B.            COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 10.14A ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

C.            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.15       Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to Section 10.1).  None of Company’s rights or obligations hereunder or under the other Loan Documents nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.16       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Company.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.17       Confidentiality.  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make (i) disclosures to Affiliates of such Lender and their respective employees, directors, agents, attorneys, accountants and other professional advisors, (ii) disclosures reasonably required by any bona fide assignee, transferee or participant and their respective investment advisers in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein,

(iii) disclosures required or requested by any governmental agency or representative thereof, or the NAIC, (iv) disclosures required to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.17), (v) disclosures pursuant to legal process or as required pursuant to applicable law or (vi) disclosures to any other Person with the prior written consent of Company and Administrative Agent in the exercise of their respective sole discretion; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof or the NAIC (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency or the NAIC) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.18       Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.19       Judgment Currency.

A.            Currency Conversion Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

B.            Discharge of Judgment.  The obligations of Company in respect of any sum due from it to Lenders hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Other Currency, Administrative Agent may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to Lenders in the Original Currency, Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lenders against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Lenders in the Original Currency, Lenders shall remit such excess to Company.

10.20       Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.20 would, at the time of such transfer, result in increased costs under Section 2.6, 2.7 or 3.6 from those being charged by the respective Lender prior to such transfer, then Company shall not be obligated to pay such increased costs (although Company shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

10.21       Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that:

A.            UCC Filings; Filings with respect to Intellectual Property; etc.  (i)  Company and its Subsidiaries are not required to have filed (or cause to have filed) on or prior to the Closing Date Financing Statements (Form UCC-1) or any filings with the PTO or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement or the Pledge Agreement, as applicable.  Not later than the 5th day after the Closing Date, Company and its Subsidiaries shall have filed (or cause to have filed) all of such Financing Statements (Form UCC-1) and any filings with the PTO or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement or the Pledge Agreement, as the case may be.

B.            Foreign Good Standing Qualifications; Stock Certificates.  (i) Not later than the 10th Business Day after the Closing Date (or such longer period of time as may be agreed to by Administrative Agent in its sole discretion), Administrative Agent shall have received with respect to Company and each other Loan Party listed under the heading “Foreign Good Standing Qualifications” on Schedule 10.21 a good standing certificate from the Secretary of State of each jurisdiction set forth opposite the name of such Person on such Schedule and, to the extent not already delivered pursuant to this Agreement, to the extent generally available, other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions with respect to such Person on Schedule 10.21, each dated a recent date on or prior to the 10th Business Day after the Closing Date (or such later date as may be agreed to by Administrative Agent in its sole discretion), and (ii) not later than the 45th day after the Closing Date (or such longer period of time as may be agreed to by Administrative Agent in its sole discretion), Administrative Agent shall have received with respect to each Loan Party listed under the heading “Shares Certificates” on Schedule 10.21, new certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all equity interests owned or held by such Loan Party in the Pledged Subsidiaries listed opposite the name of such Loan Party on such Schedule.

C.            Opinion of Oregon Special Counsel.  Not later than the 30th day after the Closing Date (or such longer period of time as may be agreed to by Administrative Agent in its sole discretion), Administrative Agent and its counsel shall have received from special counsel in Oregon, an opinion dated on or before such date covering such matters under Oregon law related or incidental to the transactions contemplated herein and under the Collateral Documents as Administrative Agent may reasonably request, and other documentation as Administrative Agent may reasonably require, in each case in form and substance reasonably satisfactory to Administrative Agent.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 10.21 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 10.21 have been taken (or were required to be taken).  The acceptance of the benefits of each Funding Date shall constitute a representation, warranty and covenant by Company to each of the Lenders that the actions required pursuant to this Section 10.21 will be, or have been, taken within the relevant time periods referred to in this Section 10.21 and that, at such time, all representations and warranties contained in this Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 10.21, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Howard Aihara
Name:	Howard Aihara
Title:	Executive Vice President and Chief Financial Officer

Notice Address:

100 Bayview Circle, Suite 400
Newport Beach, CA 92660
Attention: Eli H. Glovinsky, Esq.

Telephone No.: (949) 242-5505
Facsimile No.: (949) 242-5377

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

Notice Address:

60 Wall Street
New York, New York 10005
Attention: Carin M. Keegan

Telephone No.: (212) 250-6083
Facsimile No.: (212) 797-5690

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG ALLIANCE HEALTHCARE SERVICES, INC., THE LENDERS PARTY HERETO FROM TIME TO TIME AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

Deutsche Bank Trust Company Americas

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Peter Zippelius
Name:	Peter Zippelius
Title:	Vice President

SUNTRUST BANK

By:	/s/ Dana Dhaliwal
Name:	Dana Dhaliwal
Title:	Vice President

UNION BANK, N.A.

By:	/s/ Sanjeev Narayan
Name:	Sanjeev Narayan
Title:	Vice President

SCHEDULE 2.1

Lenders’ Commitments, Lending Offices and Pro Rata Shares

A. Lenders’ Commitments and Pro Rata Shares

Lender	Initial Term Loan Commitment	Revolving Loan Commitment	Incremental Term Loan Commitment	Pro Rata Share of Term Loan Exposure	Pro Rata Share of Revolving Loan Exposure	Aggregate Pro Rata Share(1)
Deutsche Bank Trust Company Americas	$460,000,000	$43,000,000	$0	100%	35.833%	86.724%
Morgan Stanley Bank, National Association	$0	$21,000,000	$0	0%	17.500%	3.621%
Barclays Capital PLC	$0	$21,000,000	$0	0%	17.500%	3.621%
SunTrust Bank	$0	$20,000,000	$0	0%	16.667%	3.448%
Union Bank, NA	$0	$15,000,000	$0	0%	12.500%	2.586%
Total	$460,000,000	$120,000,000	$0	100%	100%	100%

B. Lenders’ Lending Offices

Lender	Lending Office
Deutsche Bank Trust Company Americas	New York, New York
Morgan Stanley Bank, National Association	Salt Lake City, Utah
Barclays Capital PLC	New York, New York
SunTrust Bank	Atlanta, Georgia
Union Bank, NA	Los Angeles, California

(1) With respect to each Lender, the percentage obtained by dividing (x) the sum of the aggregate Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1 of the Credit Agreement.

SCHEDULE 3.7

Existing Letters of Credit

Issuing Lender	L/C Number	Account Party	Amount and Currency	Beneficiary	Expiration Date	Type of L/C (Standby or Trade)
Deutsche Bank Trust Company Americas	S-15628	Alliance HealthCare Services, Inc.	$4,205,000 (USD)	Travelers Property Casualty Company of America	October 31, 2010	Standby
Deutsche Bank Trust Company Americas	S-14647	Alliance HealthCare Services, Inc.	$255,000 (USD)	Royal SunAlliance	March 31, 2010	Standby

SCHEDULE 5.1

Jurisdiction of Organization, Subsidiaries of Company

Unrestricted Subsidiaries:

None

Subsidiaries:

Name	Jurisdiction
Designated Non-Wholly-Owned Subsidiaries
Advanced Imaging of Lafayette, LLC	Delaware
Alliance Diagnostics Venture, LLC	Pennsylvania
Alliance — HNV PET/CT Leasing Company LLC	Michigan
Alliance — HNV PET/CT Services, LLC	Michigan
Greater Springfield MRI Limited Partnership	Massachusetts
Los Alamitos Imaging Center LLC	California
MetroWest Imaging Center LLC	Massachusetts
Montvale PET/CT, LLC	Delaware
Rhode Island PET Services, LLC	Rhode Island
Southeastern Massachusetts PET/CT Imaging Center, LLC	Delaware
Tri-City PETCT, LLC	California
Western Massachusetts PET/CT Imaging Center, LLC	Delaware

Pledged Subsidiaries
Ahoskie Imaging, L.L.C.	North Carolina
Alliance Imaging Centers, Inc.	California
Alliance Imaging Financial Services, Inc.	Delaware
Alliance Imaging Management, Inc.	California
Alliance Imaging NC, Inc.	Delaware
Alliance Imaging of Michigan, Inc.	Delaware
Alliance Imaging of Ohio, Inc.	Delaware
Alliance Medical Imaging Solutions, LLC	North Carolina
Alliance Oncology, LLC*	Delaware
Alliance Radiosurgery, LLC	Delaware
CuraCare, Inc.	Delaware
Long Beach PET Imaging Center LLC	California
MDI Finance & Leasing, Inc.	Massachusetts
Medical Diagnostics, Inc.	Delaware
Medical Outsourcing Services, LLC	Delaware
Meritus PLS, Inc.	Virginia

Name	Jurisdiction
Mid-American Imaging Inc.	Ohio
NEHE — MRI, LLC	Maine
NEHE/WSIC II, LLC	Massachusetts
New England Health Enterprises Business Trust	Massachusetts
New England Health Enterprises, Inc.	Massachusetts
New England Health Imaging-Houlton, LLC	Massachusetts
New England Imaging Management, LLC	Massachusetts
New England Molecular Imaging LLC	New Hampshire
Pet Scans of America Corp.	Delaware
RAMIC Des Moines, LLC	Delaware
Radiation Services of North Carolina, LLC	North Carolina
SMT Health Services Inc.	Delaware
Shared P.E.T. Imaging, LLC*	Ohio
Shared P.E.T. Imaging of Florida, LLC	Florida
Three Rivers Holding Corp.	Delaware
West Coast PETCT, LLC	California
Western Massachusetts Magnetic Resonance Services, Inc.	Massachusetts

* - Material Subsidiary

SCHEDULE 5.6

Litigation

None

SCHEDULE 5.10A

Plans

None

SCHEDULE 5.15

Insurance

Insurance Policies for Alliance HealthCare Services and its subsidiaries

Insurer	Coverage	Cap	Deductible
Darwin Select Insurance Co.	General Liability	$1,000,000 / claim; $3,000,000 aggregate	$100,000 / claim
Darwin Select Insurance Co.	Professional Liability	$1,000,000 / claim; $3,000,000 aggregate	$10,000 / claim
Darwin Select Insurance Co.	Employee Benefits Liability	$1,000,000 / claim; $3,000,000 aggregate	$5,000 / claim
Travelers Property Casualty Co. of America	Automobile Liability	$5,000,000 (BI/PD); $5,000 (medical payments)	$250,000 / occurrence
Travelers Property Casualty Co. of America	Auto Physical Damage	$50,000 (Hired Care Physical Damage)	$5,000 (Private Passenger); $25,000 (Heavy / Extra Heavy)
Travelers Property Casualty Co. of America	Workers’ Compensation	$1,000,000 / accident; $1,000,000 (policy limit by disease); $1,000,000 (each employee by disease); $1,000,000 (stop gap liability)	$250,000 / loss event
Federal Insurance Co. (Chubb)	Employment Practices Liability	$10,000,000 / claim; $10,000,000 / policy period	$250,000 (Single Claimant Retention); $500,000 (Multi-Claimant Retention)
Arch Specialty Insurance Co.	Umbrella	$25,000,000 / occurrence; $25,000,000 aggregate	Excess of: • Professional Liability • General Liability • Automobile Liability • Employee Benefits Liability
Federal Insurance Co. (Chubb)	Crime Coverage	$5,000,000 for each of employee theft, premises, transit, forgery, computer fraud, funds transfer fraud, credit card fraud, money order counterfeit fraud and client) $100,000 (expense)	$25,000 (Retention)

Insurer	Coverage	Cap	Deductible
Federal Insurance Co. (Chubb)	Property	$184,001,621 (blanket building and expense); $50,699,279 (blanket business income/extra expense); $10,000,000 (earthquake/flood, California excluded)	$5,000 / occurrence; $25,000 (earthquake/flood); 24 hours (business income); $100,000 (machinery breakdown)
Pacific Insurance Co. Ltd.; National Fire & Marine; Empire Indemnity Ins. Co.;	Difference in Conditions	$30,000,000 / occurrence; $30,000,000 aggregate	$25,000 / occurrence; 5% of values per unit (earthquake); 2% of values at time/place of loss (flood)
Federal Insurance Co. (Chubb)	Inland Marine	$5,000,000 / occurrence (medical equipment and electronic data processing); $750,000 (business income / extra expense); $5,000,000 (flood/ earthquake)	$100,00 / occurrence; 24 hours (business income & extra expenses); $500,000 (flood/earthquake)
Travelers Property Casualty Co. of America	ERISA	$1,000,000 (blanket bond liability)	$0

SCHEDULE 7.1

Certain Existing Indebtedness

Borrower	Aggregate Principal Amount	Creditor	Term	Guarantor(s)
Alliance Imaging, Inc.	$488,617.70	GE Healthcare Financial Services	September 2010	N/A
Medical Outsourcing Services, LLC	$171,937.28	GE Healthcare Financial Services	March 2010	N/A
Shared P.E.T. Imaging, LLC	$8,949.75	GE Healthcare Financial Services	January 2010	N/A
Shared P.E.T. Imaging, LLC	$31,041.43	Siemens Financial Services	June 2010	N/A
Shared P.E.T. Imaging, LLC	$336,156.95	Huntington Bank	November 2010	N/A
Shared P.E.T. Imaging, LLC	$395,836.14	GE Healthcare Financial Services	December 2010	N/A
Shared P.E.T. Imaging, LLC	$144,486.47	Siemens Financial Services	March 2012	N/A
Shared P.E.T. Imaging, LLC	$1,467,023.05	Huntington Bank	October 2011	N/A
Shared P.E.T. Imaging, LLC	$618,085.50	GE Healthcare Financial Services	February 2011	N/A
Shared P.E.T. Imaging, LLC	$51,165.27	Siemens Financial Services	January 2010	N/A
Shared P.E.T. Imaging, LLC	$138,085.50	Siemens Financial Services	June 2010	N/A
Greater Springfield MRI Limited Partnership	$1,102,877.74	Siemens Financial Services	February 2013	N/A
Advanced Imaging of Lafayette LLC	$316,803.04	Phillips Medical	September 2013	N/A
Advanced Imaging of Lafayette LLC	$598,739.23	Phillips Medical	June 2013	N/A
Long Beach PET Imaging Center LLC	$525,213.00	Siemens Financial Services	November 2014	N/A
Long Beach PET Imaging Center LLC	$1,553,246.27	Siemens Financial Services	August 2014	N/A
Long Beach PET Imaging Center LLC	$164,625.00	Siemens Financial Services	November 2014	N/A
Rhode Island PET Services, LLC	$591,037.19	GE Healthcare Financial Services	April 2011	N/A
Rhode Island PET Services, LLC	$647,608.17	GE Healthcare Financial Services	December 2011	N/A

Borrower	Aggregate Principal Amount	Creditor	Term	Guarantor(s)
Alliance Oncology, LLC	$2,747,080.22	Banc of America Leasing	September 2014	N/A
Alliance Oncology, LLC	$1,687,064.02	Banc of America Leasing	March 2015	N/A
Alliance Oncology, LLC	$1,659,856.85	Phillips Medical	April 2016	N/A
Alliance Oncology, LLC	$707,901.97	Phillips Medical	April 2016	N/A
Alliance Oncology, LLC	$1,737,864.05	Phillips Medical	April 2016	N/A
Alliance Oncology, LLC	$707,901.97	Phillips Medical	April 2016	N/A
Alliance Oncology, LLC	$275,405.46	Phillips Medical	June 2016	N/A
Alliance Oncology, LLC	$401,222.14	Commonwealth Hematology-Oncology, PC	March 2014	N/A
Alliance Oncology, LLC	$100,955.98	Commonwealth Hematology-Oncology, PC	March 2014	N/A
Alliance Oncology, LLC	$404,907.09	Commonwealth Hematology-Oncology, PC	December 2015	N/A
Tri-City PETCT, LLC	$386,562.02	Phillips Medical	May 2014	Alliance HealthCare Services, Inc. (51%)
Tri-City PETCT, LLC	$1,272,700.36	Phillips Medical	March 2014	Alliance HealthCare Services, Inc. (51%)
Western Massachusetts Imaging Center, LLC	$168,900.92	GE Healthcare Financial Services	December 2011	N/A

SCHEDULE 7.3

Certain Existing Investments

Entity	Investment	% Interest
Medical Consultants Imaging Co.	Alliance-HNI, LLC	50%
Alliance HealthCare Services, Inc.	Del Amo PET Imaging Center, LLC	33.33%
Alliance Oncology, LLC	Santa Clarita Valley Cancer Center, LLC	50%
NEHE-MRI, LLC	Aroostook MRI, LLC	50%
Alliance HealthCare Services, Inc.	Mobile Interim Solutions, LLC	50%
Shared P.E.T. Imaging, LLC	QPI, LLC	50%
Shared P.E.T. Imaging, LLC; Shared P.E.T. Imaging of Florida, LLC	Quantum PET, L.P.	50%
Alliance — HNI LLC	Diagnostics Imaging Associates-April, L.L.C.	(28.56%)
Alliance Imaging of Michigan, Inc.; Medical Consultants Imaging Co.	Blue Grass HealthCare Services	(50%)
Alliance Imaging of Michigan, Inc.; Medical Consultants Imaging Co.	Midwest Mobile PET Services, Ltd.	(50%)
Alliance Imaging of Michigan, Inc.; Medical Consultants Imaging Co.	Radio Pharmaceutical Express Services	(33%)
Alliance Imaging NC, Inc.	Mobile ESWL I	(40% GP)
Alliance Imaging NC, Inc.	MEDPIC Laboratories Ltd.	($25,000 partnership interest)
Dimensions Medical Group, Inc.	RIA, LLC	(50%)
Medical Diagnostics, Inc.	Massachusetts Mobile Imaging Venture	(49% GP)

SCHEDULE 7.4

Certain Existing Guarantee Obligations

See Schedule 7.1

SCHEDULE 10.21

Post Closing Actions

A.            Foreign Good Standing Qualifications

Loan Party	Foreign Qualification Jurisdiction
Alliance HealthCare Services, Inc.	Nebraska
Wisconsin
Michigan
Texas

Alliance Imaging NC, Inc.	California
Georgia
Louisiana
New Hampshire
New Jersey
Pennsylvania
South Carolina
West Virginia
Virginia
Vermont

Medical Outsourcing Services, LLC	Indiana
Missouri

Shared P.E.T. Imaging, LLC	Georgia
Michigan

B.            Share Certificates

Loan Party	Pledged Subsidiary
Alliance HealthCare Services, Inc.	Alliance Imaging Centers, Inc.
Alliance HealthCare Services, Inc.	Alliance Imaging Financial Services, Inc.
Alliance HealthCare Services, Inc.	Alliance Imaging Management, Inc.
Alliance HealthCare Services, Inc.	Alliance Imaging NC, Inc.
Alliance HealthCare Services, Inc.	Alliance Imaging of Michigan, Inc.
Alliance HealthCare Services, Inc.	Alliance Imaging of Ohio, Inc.
Alliance HealthCare Services, Inc.	CuraCare, Inc.
Alliance HealthCare Services, Inc.	Medical Diagnostics, Inc.
Alliance HealthCare Services, Inc.	New England Health Enterprises Business Trust
Alliance HealthCare Services, Inc.	Pet Scans of America Corp.
Alliance HealthCare Services, Inc.	Three Rivers Holding Corp.